Exhibit 2.1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SOLTA MEDICAL, INC.

APOLLO ATC MERGER CORP.,

AESTHERA CORPORATION,

AND

DANA MEAD, AS HOLDER REPRESENTATIVE

Dated as of February 22, 2010

CONFIDENTIAL

-i-

3.13	Intellectual Property	31
3.14	Material Contracts	38
3.15	Interested Party Transactions	40
3.16	Compliance with Law	40
3.17	Litigation	41
3.18	Permits	41
3.19	Environmental Matters	42
3.20	Brokers’ and Finders’ Fees; Third Party Expenses	43
3.21	Employee Benefit Plans and Compensation	43
3.22	Foreign Corrupt Practices Act	47
3.23	Export Control Laws	47
3.24	Warranties; Indemnities	48
3.25	Accounts Receivable and Accounts Payable	48
3.26	Restrictions on Business Activities	49
3.27	Consent Solicitation	49
3.28	Information Supplied Complete	49
3.29	Section 2115 Inapplicable	49

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		50

4.1	Organization	50
4.2	Authority	50
4.3	No Conflict	50
4.4	Consents	50
4.5	Parent Capital Structure	50
4.6	Parent Common Stock	51
4.7	Parent SEC Reports	51
4.8	Brokers’ and Finders’ Fees	51

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME		52

5.1	Affirmative Conduct of Company Business	52
5.2	Restrictions on Conduct of Company Business	52
5.3	No Solicitation	55

ARTICLE VI ADDITIONAL AGREEMENTS		56

6.1	Required Shareholder Approval	56
6.2	Access to Information	57
6.3	Notification of Certain Matters	57
6.4	Confidentiality	57
6.5	Public Disclosure	57
6.6	Commercially Reasonable Efforts to Complete	57
6.7	Contract Consents, Amendments and Terminations	58
6.8	Resignation of Directors and Officers	58
6.9	Termination of Certain Benefit Plans	59
6.10	Expenses and Fees	59
6.11	Spreadsheet	59

-ii-

6.12	Release of Liens	59
6.13	FIRPTA Compliance	59
6.14	Registration on Form S-3	60
6.15	Further Assurances	60

ARTICLE VII CONDITIONS TO THE MERGER		60

7.1	Conditions to Obligations of Each Party to Effect the Merger	60
7.2	Conditions to the Obligations of Parent and Merger Sub	61
7.3	Conditions to Obligations of the Company	63

ARTICLE VIII SURVIVAL AND INDEMNIFICATION		64

8.1	Survival of Representations, Warranties and Covenants	64
8.2	Indemnification	64
8.3	Claims for Indemnification	67
8.4	Earn-Out Arrangements;	68
8.5	Sole and Exclusive Remedy	69
8.6	Holder Representative	69

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		71

9.1	Termination	71
9.2	Effect of Termination	72
9.3	Amendment	73
9.4	Extension; Waiver	73

ARTICLE X GENERAL PROVISIONS		73

10.1	Notices	73
10.2	Counterparts	74
10.3	Telecopy Execution and Delivery	74
10.4	Entire Agreement	74
10.5	No Third Party Beneficiaries	74
10.6	Assignment	75
10.7	Severability	75
10.8	Other Remedies	75
10.9	Governing Law	75
10.10	Consent to Jurisdiction	75
10.11	Waiver of Jury Trial	75
10.12	Specific Performance	75

-iii-

CONFIDENTIAL

INDEX OF EXHIBITS AND SCHEDULES

Exhibits	Description
Exhibit A	Form of Stockholder Written Consent

Exhibit B-1	Form of Lock-Up Agreement (Pinnacle)

Exhibit B-2	Form of Lock-Up Agreement (Other)

Exhibit C	Form of Pinnacle Debt Settlement Agreement

Exhibit D	Form of Subordinated Debt Settlement Agreement

Exhibit E	DLA Piper Settlement Agreement

Exhibit F	Gravitas Settlement Agreement

Exhibit G-1	Form of Termination Agreement (Kothavala)

Exhibit G-2	Form of Termination Agreement (Others)

Exhibit H	Form of Certificate of Merger

Exhibit I	Director and Officer Resignation and Release Letter

Schedules	Description
Schedule 2.10(b)(i)	Debt Receivable

Schedule 3.13(e)(i)	Intellectual Property Contracts, including Form of Employee Proprietary Information Agreement and Form of Consultant Proprietary Information Agreement

-iv-

Schedule 6.10	Expenses and Fees

Schedule 6.11	Spreadsheet

Schedule 6.12	Liens to be Released

Schedule 7.2(d)(i)	Agreements Requiring Consents, Waivers and Approvals

Schedule 7.2(d)(ii)	Agreements to be Terminated

Schedule 7.2(d)(iii)	Agreements Requiring Notices

Schedule 7.2(m)	Lock-Up Agreement Signatories

Schedule 8.2(a)(viii))	Special Indemnification Schedule

-v-

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of February 22, 2010 by and among SOLTA MEDICAL, INC., a Delaware corporation (“Parent”), APOLLO ATC MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), AESTHERA CORPORATION, a Delaware corporation (the “Company”), and DANA MEAD, as Holder Representative (the “Holder Representative”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

RECITALS

A. The boards of directors of each of Parent, Merger Sub and the Company have determined it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all issued and outstanding Company Capital Stock will be converted into the right to receive the Merger Consideration set forth herein, (ii) all outstanding and unexercised Company Options shall be terminated and cancelled as of the Effective Time and shall not be assumed or otherwise replaced by Parent and (iii) all issued and outstanding Company Warrants to purchase Company Capital Stock not otherwise exercised prior to the Effective Time will be cancelled by the Company in accordance with the terms hereof.

C. Immediately after the execution and delivery of this Agreement by the parties hereto, the holders of a type and number of shares of capital stock of the Company sufficient to adopt and approve this Agreement, the Merger and the transactions contemplated hereby, in each case as required under applicable Law, the Company’s certificate of incorporation and bylaws, and any applicable agreements between the Company, on the one hand, and any holders of its capital stock, on the other hand will execute and deliver written consents, in the form attached hereto as Exhibit A (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”).

D. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a material inducement to Parent and Merger Sub to enter this Agreement, certain Persons shall execute and deliver a Lock-Up Agreement (each, a “Lock-Up Agreement” and collectively, the “Lock-Up Agreements”) in the forms attached hereto as Exhibit B-1 and Exhibit B-2, as applicable.

E. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a material inducement to Parent and Merger Sub to enter into this Agreement, Pinnacle Ventures, L.L.C. shall execute and deliver a Debt Settlement Agreement (the “Pinnacle Debt Settlement Agreement”) in the form attached hereto as Exhibit C.

F. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a material inducement to Parent and Merger Sub to enter into this Agreement, the investors party to that certain Note and Warrant Purchase Agreement (as amended, the “Note and Warrant Purchase Agreement”) dated as of January 5, 2009, shall execute and deliver a Subordinated Debt Settlement Agreement (the “Subordinated Debt Settlement Agreement”) in the form attached hereto as Exhibit D.

CONFIDENTIAL

G. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a material inducement to Parent and Merger Sub to enter into this Agreement, DLA Piper LLP (US) (“DLA Piper”) shall execute and deliver a Settlement Agreement (the “DLA Settlement Agreement”) in the form attached hereto as Exhibit E.

H. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a material inducement to Parent and Merger Sub to enter into this Agreement, Gravitas Healthcare LLC (“Gravitas”) shall execute and deliver a Settlement Agreement (the “Gravitas Settlement Agreement”) in the form attached hereto as Exhibit F.

I. Contemporaneously with the execution and delivery of this Agreement by the parties hereto, and as a material inducement to Parent and Merger Sub to enter into this Agreement, certain Employees of the Company shall execute and deliver a Termination Agreement and General Release of Claims in the forms attached hereto as Exhibit G-1 or Exhibit G-2, as applicable (each, a “Termination Agreement” and collectively, the “Termination Agreements”) providing for the termination of their Change of Control Agreements and any employment agreements with the Company.

J. The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Affiliate” shall mean with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b) “Cash Consideration Amount” shall mean Five Hundred One Thousand Dollars ($501,000).

(c) “Stock Consideration Value” shall mean Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000).

CONFIDENTIAL

(d) “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(e) “Change of Control Payment” shall mean (A) any amounts (x) payable in cash, (y) discharged as indebtedness or (z) resulting from increased obligations to fund benefits by the Company or any of its Subsidiaries to any Employee, (B) any amounts that could become payable by the Company or any of its Subsidiaries to any Person arising out of any Contract to which the Company or any of its Subsidiaries is a party in connection with this Agreement, the Merger or the consummation of the transactions contemplated hereby and, (C) any other amounts payable by the Company or any of its Subsidiaries to any Person as a result of the Company entering into this Agreement or the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith.

(f) “Closing Shares” shall mean that number of shares of Parent Common Stock with a value equal to the Stock Consideration Value (calculated with each share of Parent Common Stock valued at the Closing Price Per Share).

(g) “Closing Price Per Share” shall mean the volume-weighted average of the closing sales prices for Parent Common Stock, rounded to the nearest one-hundredth of a cent, on the Nasdaq Market for the five (5) most recent consecutive trading days ending on (and including) the trading day immediately prior to the date hereof.

(h) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any other similar and applicable statute.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Company Business” shall mean the design, development, manufacture, marketing and sale of the Company Products or Services as conducted or as currently contemplated to be conducted.

(k) “Company Capital Stock” shall mean the Company Common Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and any other shares of capital stock of the Company.

(l) “Company Common Stock” shall mean shares of Common Stock, par value $0.0001 per share, of the Company.

(m) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, a payroll practice, bonus pay, commission pay, incentive pay, severance pay or benefits, termination pay or benefits, change of control pay or benefits, deferred compensation, performance awards, stock or stock-related awards, phantom stock or similar awards, vacation, sick pay, paid-time off, profit sharing, retirement benefits, welfare benefits, material fringe benefits or other material employee benefits or remuneration of any kind, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

CONFIDENTIAL

(n) “Company Intellectual Property” shall mean any Intellectual Property that is, or is purported to be, owned by, or exclusively licensed to, the Company or any of its Subsidiaries.

(o) “Company Material Adverse Effect” shall mean any change, fact, circumstance, condition, event or effect that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets (whether tangible or intangible), liabilities, condition (financial or otherwise) or capitalization of the Company and its Subsidiaries, taken as a whole.

(p) “Company Option” shall mean any issued and outstanding option to purchase or otherwise acquire shares of Company Capital Stock.

(q) “Company Privacy Policy” shall mean any external or internal, past or present privacy policy of the Company, including any policy relating to: (A) the privacy of users of any Company Product or Service or website of the Company or any of its Subsidiaries, (B) the collection, storage, disclosure, and transfer of any Personal Data, or (C) any Employee information.

(r) “Company Products or Services” shall mean all products or service offerings of the Company and its Subsidiaries that have been or are being manufactured, marketed, sold, or distributed, or that the Company or any of its Subsidiaries intends to manufacture, market, sell, or distribute, including any products or service offerings under development, and including any such products or services that form the basis, in whole or in part, of any revenue or business projection made by the Company and its Subsidiaries, or provided by Company in connection with the negotiation of this Agreement.

(s) “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by, or filed in the name of, or held in the name of, the Company or any of its Subsidiaries.

(t) “Company Restricted Stock” shall mean shares of Company Capital Stock outstanding immediately prior to the Effective Time which are unvested or are subject to a right of repurchase by the Company, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company.

(u) “Company Revenue” shall mean the consolidated revenues of the Surviving Corporation calculated in accordance with GAAP using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare Parent’s Annual Report on Form 10-K for the year ended December 31, 2009.

(v) “Company Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company.

(w) “Company Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, par value $0.0001 per share, of the Company.

CONFIDENTIAL

(x) “Company Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock, par value $0.0001 per share, of the Company.

(y) “Company Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time.

(z) “Company Warrant” shall mean any issued and outstanding warrant to purchase or otherwise acquire shares of Company Capital Stock.

(aa) “Contract” shall mean any mortgage, indenture, lease, sublease, occupancy agreement, contract, covenant, plan, insurance policy or other agreement, whether written or oral, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

(bb) “DOL” shall mean the United States Department of Labor.

(cc) “Earn-Out Shares” shall mean that number of whole shares of Parent Common Stock issuable pursuant to Section 2.10(b)(i) through (v), inclusive.

(dd) “Earn-Out Price Per Share” shall mean, with respect to any Earn-Out Share, the volume-weighted average of the closing sales prices for Parent Common Stock, rounded to the nearest one-hundredth of a cent, on the Nasdaq for the five (5) most recent consecutive trading days ending on (and including) the trading day immediately prior to the last day of the period for which such Earn-Out Shares are to be issued.

(ee) “Employee Agreement” shall mean each management, employment, bonus, severance, separation, change of control, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement between the Company or any ERISA Affiliate and any Employee, whether written or unwritten.

(ff) “Employee” shall mean any current or former employee, consultant, independent contractor, advisor or director of the Company or any ERISA Affiliate.

(gg) “Environmental Laws” shall mean any and all Laws which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”), European Union Directive 2002/95/EC on the restriction on the use of hazardous substances (“RoHS Directive”), and China’s Administration Measures on the Control of Pollution Caused by Electronic Information Products (“China RoHS”).

(hh) “Environmental Permit” shall mean any approval, permit, registration, certification, license, clearance or consent required to be obtained from any Person or any Governmental Entity with respect to a Hazardous Material or Hazardous Material Activity.

CONFIDENTIAL

(ii) “ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person under common control with the Company or any Subsidiary of the Company, or that, together with the Company or any Subsidiary of the Company, could be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code, and the regulations issued hereunder.

(jj) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(kk) “Exclusivity Agreement” shall mean the Mutual Nondisclosure Agreement dated as of January 20, 2010 between the Company and Parent.

(ll) “GAAP” shall mean United States generally accepted accounting principles as consistently applied by Company.

(mm) “Governmental Entity” shall mean any government, any governmental, regulatory or quasi-governmental or self-regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitral body, in each case whether federal, state, county, provincial, and whether local or foreign.

(nn) “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so called electronic waste fees) and compliance with any product take back or product content requirements.

(oo) “Hazardous Material” shall mean any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant, biohazardous, a medical waste, or otherwise a danger to health, safety, reproduction or the environment.

(pp) “Indebtedness” shall mean (A) all obligations of the Company or any of its Subsidiaries for borrowed money (whether short-term or long-term, current or non-current, funded or unfunded, secured or unsecured), (B) the purchase price related to all obligations of the Company or any of its Subsidiaries to deliver property or services at a future date (but excluding the purchase price of the Company’s standard service agreements related to services yet to be delivered), (C) all obligations of a type referred to in clauses (A) and (B) above which is directly or indirectly guaranteed by the Company or any of its Subsidiaries, (D) any penalties or fees payments accrued or additional interest payable under any of the foregoing, including those resulting from the prepayment or repayment of any of the foregoing obligations in connection with the Merger, the transactions contemplated by this Agreement or otherwise and (E) all accrued interest payable on any of the foregoing obligations.

(qq) “Intellectual Property” shall mean any or all of the following common law and statutory rights in, arising out of, or associated therewith: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) rights in inventions (whether patentable or not), improvements, trade secrets, proprietary or non-public confidential information, know

CONFIDENTIAL

how, and any rights in technology, invention disclosures, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) domain names, uniform resource locators (“URLs”), other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (v) rights in industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world (“Trademarks”); (vii) all rights in computer software, including all source code, object code, firmware, development tools, files, records and data; (viii) all rights in databases and data collections; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing in any and all jurisdiction throughout the world.

(rr) “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been established, adopted, maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

(ss) “IRS” shall mean the United States Internal Revenue Service.

(tt) “Knowledge” shall mean with respect to the Company, (i) the actual knowledge of Alon Maor, Michael Terner, Eric Sprague and Sarvar Kothavala, provided that such persons shall have made reasonable inquiry of such employees and other personnel of the Company whom such persons reasonably believe would have knowledge of the matters represented, and (ii) the actual knowledge of the directors of the Company.

(uu) “Law” shall mean any statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, guidance, directives, judgments, injunctions, writs, awards and decrees of, issued by, adopted, promulgated, or put into effect by any Governmental Entity.

(vv) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest, restriction or other encumbrance of any sort.

(ww) “Merger Consideration” shall mean the Closing Shares, the Cash Consideration Amount and the Earn-Out Shares.

(xx) “Nasdaq” shall mean the Nasdaq Global Select Market, any successor stock exchange operated by the Nasdaq Market LLC or any successor thereof.

(yy) “Open Source Material” shall mean any software or other Intellectual Property that is distributed or made available as “open source software” or “free software”, or is otherwise publicly distributed or made generally available in source code or equivalent form under terms that permit modification and redistribution of such software or Intellectual Property. Open Source Material includes, without limitation, software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, or a similar license.

CONFIDENTIAL

(zz) “Parent Common Stock” shall mean the common stock of Parent, par value $0.001 per share.

(aaa) “Parent Preferred Stock” shall mean the preferred stock of Parent, par value $0.001 per share.

(bbb) “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA

(ccc) “Permits” shall mean all notifications, licenses, permits (including construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

(ddd) “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(eee) “Personal Data” shall mean any piece of information that allows the identification of a natural person, including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number.

(fff) “Product Liability” shall mean any liability arising in whole or in part out of a breach of any express or implied product warranty, strict liability in tort, negligent manufacture of product, negligent provision of services, product recall, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), distribution or sale of Company Products or Services (whether for evaluation purposes, commercial use or otherwise).

(ggg) “Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) copyrights registrations and applications to register copyrights; (iv) domain name registrations; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi public legal authority at any time.

(hhh) “Related Agreements” shall mean (i) the Confidentiality Agreement, (ii) the Lock-Up Agreements, (iii) the Pinnacle Debt Settlement Agreement, (iv) the Subordinated Debt Settlement Agreement, (v) the DLA Piper Settlement Agreement, (vi) the Gravitas Settlement Agreement and (vii) all other agreements, instruments and certificates entered into by the Company or any of the Company Stockholders in connection with the transactions contemplated herein.

(iii) “Shrink-Wrap Code” shall mean generally commercially available binary code (other than development tools and development environments) where available for a cost of not more than $5,000 for perpetual license for a single user or work station (or $10,000 in the aggregate for all users and work stations); provided, that the term “Shrink-Wrap Code” shall not include any Open Source Materials.

CONFIDENTIAL

(jjj) “Subsidiary” shall mean any Person, whether or not existing on the date hereof, in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

(kkk) “Subordinated Notes” shall mean those Subordinated Convertible Promissory Notes issued under the Note and Warrant Purchase Agreement.

(lll) “Subordinated Note Holder” shall mean any Person, holding a Subordinated Note, each of whom is also a Company Stockholder.

(mmm) “Third Party Expenses” shall mean all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement, including all legal, accounting, investment banking, financial advisory, consulting and all other fees and expenses of third parties incurred in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby.

(nnn) “Total Current Assets” shall mean the total current assets of the Company and its Subsidiaries, determined in accordance with GAAP applied on a consistent basis with past practice of the Company.

(ooo) “Total Current Liabilities” shall mean the total current liabilities of the Company and its Subsidiaries, determined in accordance with GAAP applied on a consistent basis with past practice of the Company.

(ppp) “WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(qqq) “Working Capital” shall mean Total Current Assets minus Total Current Liabilities.

1.2 Additional Defined Terms. The following capitalized terms shall have the respective meanings set forth in the respective Sections of this Agreement set forth opposite each such respective term below.

Capitalized Term	Section
401(k) Plan	6.9

Agreed Amount	8.3(a)

Agreement	Preamble

Certificate of Incorporation	3.1(a)

Balance Sheet	3.7

Balance Sheet Date	3.7

Certificate of Merger	2.3

Charter Documents	3.1(a)

CONFIDENTIAL

Capitalized Term	Section
Claimed Amount	8.3(a)

Closing	2.2

Closing Date	2.2

Company	Preamble

Company Authorizations	3.16

Company Source Code	3.13

Company Stock Certificates	2.9(a)(iii)

Conflict	3.5

Copyrights	1.1(pp)

Delaware Law	2.1

Director and Officer Resignation and Release Letter	6.8(a)

Disclosure Schedule	Article III

Dissenting Share Payments	2.8(c)

Dissenting Shares	2.8(a)

DLA Settlement Agreement	Recitals

Domain Names	1.1(pp)

Effective Time	2.3

Exchange Agent	2.9(a)(i)

Exchange Documents	2.9(a)(iii)

Export Approvals	3.23(a)

Financials	3.7

FIRPTA Compliance Certificate	6.13

free software	1.1(yy)

Gravitas Settlement Agreement	Recitals

Holder Representative	Preamble

Indemnified Parties	8.2(a)

Indemnified Party	8.2(a)

In-Licenses	3.13

Intellectual Property Contracts	3.13

Interim Financials	3.7

CONFIDENTIAL

Capitalized Term	Section
Lease Agreements	3.12

Leased Real Property	3.12(a)

Letter of Transmittal	2.9(a)(ii)

Lock-Up Agreement	Recitals

Losses	8.2(b)

Material Contract	3.14(a)

Material Contracts	3.14(a)

Merger	Recitals

Merger Sub	Preamble

Officer’s Certificate	8.3(a)

Lease Agreements	3.12

open source software	1.1(yy)

Out-Licenses	3.13

Parent	Preamble

Patents	1.1(pp)

Personal Data	1.1(eee)

Representatives	5.3(a)

Requisite Stockholder Approval	3.4

Returns	3.11(b)(i)

Right of Setoff	2.10(e)

Spreadsheet	6.11

Stockholder Notice	6.1(a)

Stockholder Written Consent	Recitals

Stockholder Written Consents	Recitals

Subsidiary Securities	3.3(d)

Survival Date	8.1(a)

Surviving Corporation	2.1

Tax	3.11(a)

Taxes	3.11(a)

Terminated Agreements	6.7(b)

CONFIDENTIAL

Capitalized Term	Section
Termination Agreement	Recitals

Third Party Claim	8.3(b)

Threshold Amount	8.2(c)(i)

United States Real Property Holding Corporation	3.11(b)(ix)

URLs	1.1(pp)

Year-End Financials	3.7

1.3 Interpretations.

(a) When a reference is made in this Agreement to an Exhibit or a Schedule, such reference shall be to an Exhibit or a Schedule to this Agreement unless otherwise indicated.

(b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(c) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Unless otherwise specifically provided or the context otherwise requires, words of any gender include each other gender.

(f) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(g) Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.

(h) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

CONFIDENTIAL

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of General Corporations Law of the State of Delaware (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to hereinafter as the “Surviving Corporation.”

2.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., California time, on a Business Day as promptly as practicable following satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304-1050, unless another time, date or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.3 The Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by the filing of Certificate of Merger, in substantially the form attached hereto as Exhibit H (the “Certificate of Merger”), with the Secretary of State of the State of Delaware (the time of such filing with the Secretary of State of the State of Delaware being referred to herein as the “Effective Time”).

2.4 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Aesthera Corporation.”

(b) Bylaws. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

CONFIDENTIAL

(b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.7 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Merger Sub Common Stock. Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and non-assessable share of common stock of the Company as the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation. Each stock certificate of Merger Sub shall thereupon evidence ownership of such shares of capital stock of the Company as the Surviving Corporation.

(b) Company-Owned Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, each share of Company Capital Stock that is held by the Company or any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.

(c) Dissenting Shares of Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, Dissenting Shares shall be treated in accordance with the terms of Section 2.8.

(d) Company Capital Stock Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Capital Stock then held by the Company and (ii) any Dissenting Shares) shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement, the consideration set forth in Section 2.10.

(e) Treatment of Company Options. Neither Parent nor the Surviving Corporation will not assume the 2004 Stock Option Plan (the “Plan”). As of the Effective Time, by virtue of the Merger and in accordance with the terms of the Plan and/or the applicable Company Option agreement, each outstanding Company Option that has not been exercised by the holders thereof prior to the Effective Time, whether vested or unvested, shall be terminated and cancelled as of the Effective Time and shall not be assumed or otherwise replaced by Parent. The Company agrees to take all action necessary to effect this cancellation of Company Option upon the Effective Time, including but not limited to, adopting all resolutions, giving all notices, obtaining consents, as applicable, from each Company Option holder and taking any other actions which are reasonable necessary to effectuate the treatment as provided by this Section 2.7(e). Prior to the Effective Time, the Company shall take all actions necessary to terminate the Plan, such termination to be effective at or before the Effective Time.

CONFIDENTIAL

(f) Treatment of Company Warrants. The Company shall take any actions necessary to cause the Company Warrants to be exercised and terminated prior to the Effective Time.

(g) Withholding of Taxes. Notwithstanding anything to the contrary set forth herein, the Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration payable pursuant to this Agreement to any holder or former holder of Company Capital Stock, a Company Option or a Company Warrant such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. tax Law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) Aggregation of Merger Consideration. For purposes of calculating the amount of Merger Consideration payable to each Company Stockholder pursuant to this Agreement, all shares of the Company Capital Stock held by each Company Stockholder shall be aggregated on a certificate-by-certificate basis prior to such calculation. Subject to Section 2.7(j), the aggregate number of shares of Parent Common Stock issuable and the amount of cash payable to each Company Stockholder in respect of all share certificates held by such Company Stockholder shall be rounded down to the nearest whole number of shares of Parent Common Stock and the nearest whole cent, respectively.

(i) Adjustments for Stock Splits, etc. If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Capital Stock or Parent Common Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(j) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash equal to such fraction of a share multiplied by the Closing Price Per Share.

(k) Securities Legends. All certificates representing one or more shares of Parent Common Stock deliverable to any Company Stockholder pursuant to this Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor (including any shares issued or issuable in respect of any such shares upon any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change) shall bear any legend required by applicable Laws, including any federal, state, local or foreign securities Laws.

CONFIDENTIAL

2.8 Dissenting Shares

(a) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by the holders of Company Capital Stock who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Section 264 of the Delaware Law or Section 1300 of the California Corporations Code (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, any portion of the Merger Consideration payable pursuant to the terms of this Agreement. Such holders of Company Capital Stock shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of such Section 264 of the Delaware Law and/or Section 1300 of the California Corporations Code, except that all Dissenting Shares held by the holders of Company Capital Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 264 of the Delaware Law and/or Section 1300 of the California Corporations Code shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the Merger Consideration payable pursuant to the terms of this Agreement, without any interest thereon, upon surrender, in the manner provided herein, of the certificate or certificates that formerly evidenced such shares.

(b) Notwithstanding the provisions of this Section 2.8(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, or the California Corporations Code then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration for Company Capital Stock, as applicable, set forth in Section 2.7, without interest thereon, and upon surrender of the certificate representing such shares in accordance with the terms of Section 2.15.

(c) The Company shall give Parent (i) prompt notice of any demand for appraisal or other payment received by the Company pursuant to the applicable provisions of Delaware Law or the California Corporations Code, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Company Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Company Stockholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any Losses (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VIII the amount of such Dissenting Share Payments.

CONFIDENTIAL

2.9 Payment Procedures.

(a) Payments.

(i) Prior to the Effective Time, Parent shall enter into an agreement with an exchange agent (the “Exchange Agent”).

(ii) As promptly as possible following the Closing Date, Parent or its agent shall mail a letter of transmittal (the “Letter of Transmittal”) to those Persons who are receiving any Merger Consideration at the address set forth opposite each such Company Stockholder’s name on the Spreadsheet.

(iii) Upon surrender of a certificate representing their respective shares of Company Capital Stock (the “Company Stock Certificates”) for cancellation to Parent or its agent, together with the Letter of Transmittal and any other instruments that Parent or its agent may reasonably require (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from Parent or its agent in exchange therefor, the Merger Consideration into which the shares of Company Capital Stock represented by such Company Stock Certificate have been converted pursuant to Section 2.7. Upon the surrender of any such Company Stock Certificate, the Company Stock Certificate so surrendered shall thereupon be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence the right to receive the Merger Consideration payable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been converted pursuant to this Agreement.

2.10 Cash Consideration Payable in Respect of Company Series C Preferred Stock and Post-Closing Earn-out Payments.

(a) Parent shall pay for each outstanding share of Company Series C Preferred Stock that is not a Dissenting Share a cash payment of $0.00015717272. Each outstanding share of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock will receive no consideration.

(b) Parent shall, in accordance with this Section 2.10 issue such aggregate number of shares of Parent Common Stock determined as follows:

(i) if the Company collects more than $250,000 of that certain debt receivable set forth on Schedule 2.10(b)(i) on or before June 30, 2010, a number of whole shares of Parent Common Stock with a value equal to the amount in excess of $250,000 collected by the Company on such receivable, not to exceed $250,000 (calculated with each share of Parent Common Stock valued at the Closing Price Per Share);

(ii) a number of whole shares of Parent Common Stock with a value equal to Two Hundred Fifty Thousand Dollars ($250,000) if the Company Revenue is equal to or greater than Two Million Five Hundred Thousand ($2,500,000) during the quarterly period commencing on April 1, 2010, and ending on June 30, 2010;

(iii) a number of whole shares of Parent Common Stock with a value equal to Two Hundred Fifty Thousand Dollars ($250,000) if the Company Revenue is equal to or greater than Two Million Five Hundred Thousand Dollars ($2,500,000) during the quarterly period commencing on July 1, 2010, and ending on September 30, 2010;

CONFIDENTIAL

(iv) a number of whole shares of Parent Common Stock (A) with a value equal to One Million Dollars ($1,000,000) if the Company Revenue is equal to or greater than Fourteen Million Dollars ($14,000,000) (the “Annual Threshold”) and (B) with a value equal to One Million Dollars ($1,000,000) for each additional One Million Dollars ($1,000,000) of Company Revenue in excess of the Annual Threshold, up to a maximum number of whole shares of Parent Common Stock with an aggregate value equal to Eight Million Dollars ($8,000,000); with the Company Revenue measured in each of subclause (A) and (B) during the annual period commencing on April 1, 2010, and ending on March 31, 2011; and

(v) a number of whole shares of Parent Common Stock with a value equal to Five Hundred Thousand Dollars ($500,000) for each of the four (4) quarterly periods commencing on April, 1, 2010, July 1, 2010, October 1, 2010 and January 1, 2011 in which the Company Revenue is equal to or greater than Four Million Five Hundred Thousand Dollars ($4,500,000).

(c) Issuance of Earn-Out Shares. The Earn-Out Shares issuable pursuant to this Section 2.10 shall be issued as follows:

(i) First, to the Subordinated Note Holders and certain other creditors of the Company who are releasing certain claims against the Company in accordance with Schedule 2.10(c) attached hereto;

(ii) Second, in accordance with Section 3 of Article Five of the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended.

(d) Certain Procedures Concerning the Earn-Out Shares.

(i) The rights of the Subordinated Note Holders and Company Stockholders to the Earn-Out Shares are personal to each such Subordinated Note Holder or Company Stockholder and shall not be transferable or assignable for any reason other than by operation of law, will or the laws of descent. Any attempt to transfer such rights by any Subordinated Note Holder or Company Stockholder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

(ii) For the purposes of this Section 2.10 (other than Section 2.10(b)(i)), each share of Parent Common Stock shall be valued at the Earn-Out Price Per Share.

(iii) Parent acknowledges that the right to receive the Earn-Out Shares is an integral part of the Merger Consideration to be received by the Subordinated Note Holders or Company Stockholders pursuant to this Agreement. In furtherance of the foregoing, (x) Parent shall not take any actions, or fail to take any actions with the specific intent of reducing or impairing the amount of the Earn-Out Shares payable hereunder, and (y) until the end of the Earn-Out Period, Parent shall permit the Holder’s Representative and his or her agents, attorneys and accountants to have reasonable access, upon reasonable notice and during normal business hours, to the books and records of the Surviving Corporation for the purpose of verifying Parent’s compliance with this Section 2.10(d)(iii), provided that, any such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the

CONFIDENTIAL

Surviving Corporation and shall be arranged through responsible officers of the Surviving Corporation designated for such purpose. Notwithstanding anything to the contrary in this Agreement, but subject to the foregoing clause (x) of this Section 2.10(d)(iii), following the Effective, Parent and its Affiliates (including the Surviving Corporation following the Effective Time) shall have complete control and the sole and absolute discretion with respect to operation of the business of the Surviving Corporation. Accordingly, neither the Holder Representative nor any potential recipient of Earn-Out Shares may challenge in any subsequent claim or action any decision regarding such operation of the business made by the Surviving Corporation or any of its Affiliates or any director, officer, employee or agent of any of them, except for any such claim or action based on an alleged violation of such clause (x) or an arithmetic or accounting error with respect to the calculation of any milestone payments under this Section 2.10(d)(iii).

(iv) Payment of the Earn-Out Shares. Within twenty (20) days following the end of each of the periods specified in clauses (i) through (iv), inclusive, of Section 2.10(a) and by January 21, 2011, with respect to Section 2.10(a)(v), Parent shall deposit or cause to be deposited with the Exchange Agent certificates representing the number of shares of Parent Common Stock, if any, sufficient to deliver, and Parent shall instruct the Exchange Agent to deliver, that number of Earn-Out Shares issuable to the appropriate parties as a result of the satisfaction of the conditions set forth in clauses (i) through (v), inclusive, of Section 2.10(a) during such period with such shares allocated in accordance with 2.10(c). Notwithstanding the foregoing or anything else to the contrary contained herein, if the Earn-Out Price Per Share for any Earn-Out Share is less or equal than $1.80, Parent may, at its option, substitute cash in the amount of the Earn-Out Price Per Share in lieu of its obligation to issue such Earn-Out Share.

(e) Right of Setoff. Notwithstanding anything to the contrary in this Agreement, the obligation of Parent to issue the Earn-Out Shares shall be qualified in its entirety by the right of the Indemnified Parties under Article VIII to set off against (i.e., reduce) the amount of the Earn-Out Shares by the amount of any Losses (the “Right of Setoff”) as set forth in, and subject to the terms of Article VIII.

2.11 Certain Closing Payments. Upon the terms and subject to the conditions set forth in this Agreement, as soon as reasonably practicable following the Effective Time, Parent shall distribute the Cash Consideration Amount and Closing Shares to certain creditors of the Company as follows:

(a) issue to Pinnacle Ventures, L.L.C. the Closing Shares in accordance with and pursuant to the terms of the Pinnacle Debt Settlement Agreement;

(b) pay to Pinnacle Ventures, L.L.C. $112,500 in accordance with and pursuant to the terms of the Pinnacle Debt Settlement Agreement;

(c) pay to Gravitas $145,000 in accordance with and pursuant to the terms of the Gravitas Settlement Agreement;

(d) pay to DLA Piper $35,000 in accordance with and pursuant to the terms of the Gravitas Settlement Agreement; and

(e) pay an aggregate of $207,500 to the appropriate parties in accordance with and pursuant to the terms of the Termination Agreements.

CONFIDENTIAL

2.12 No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid or payable in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.13 No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub, the Surviving Corporation or any party hereto shall be liable to a holder of any shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.14 Transfers of Ownership. If any payments are to be disbursed to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

2.15 Surrender of Certificates; Lost, Stolen or Destroyed Certificates. No portion of the Merger Consideration shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall have surrendered such Company Stock Certificate and the Exchange Documents pursuant hereto. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent or its agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 2.7; provided, however, that Parent or its agent may, in its discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to either (a) deliver a bond in such amount as it may reasonably direct, or (b) provide an indemnification agreement in a form and substance acceptable to Parent or its agent, against any claim that may be made against Parent or its agent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.16 Further Assurances. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

CONFIDENTIAL

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions specifically disclosed in the disclosure schedule (the “Disclosure Schedule”) (referencing the appropriate section, subsection, paragraph and subparagraph numbers; provided, however, that any such disclosure shall be deemed to be a disclosure against each of the other sections, subsections, paragraphs and subparagraphs of this Article III to the extent the applicability of such disclosure to such other sections, subsections, paragraphs and subparagraphs is readily apparent from the disclosure made without reference to the underlying documents referenced therein) delivered to Parent by the Company concurrently with the execution and delivery of this Agreement and dated as of the date hereof, the Company hereby represents and warrants to Parent and Merger Sub: (x) as of the date hereof and (y) as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date (except for such representations and warranties as are made as of a specified date, which shall be only made as of such date) as follows:

3.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in California and in each other jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b) Section 3.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

3.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 16,329,898 shares of Company Preferred Stock of which (i) 4,000,000 shares are designated as Company Series A Preferred Stock, (ii) 5,699,092 shares are designated as Company Series B Preferred Stock and (iii) 6,630,806 shares are designated as Company Series C Preferred Stock. As of the date hereof, the issued and outstanding capitalization of the Company is as set forth in Section 3.2(a) of the Disclosure Schedule and, other than as set forth in Section 3.2(a) of the Disclosure Schedule, the Company has no other capital stock issued or outstanding. The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 3.2(a) of the Disclosure Schedule, the number of shares held, class and/or series of such shares of the stock certificates representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound.

CONFIDENTIAL

(b) All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been validly issued or repurchased (in the case of shares that were outstanding and repurchased by the Company, any of its Subsidiaries or any stockholder of the Company) in compliance in all material respects with all applicable federal, state, foreign, or local Laws, including federal and state securities Laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Company Stockholder) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents.

(c) The Company does not have any issued and outstanding shares of Company Restricted Stock and has never issued any shares of Company Restricted Stock.

(d) Except for the Plan, neither the Company nor any Subsidiary has ever adopted, sponsored or maintained any stock option plan or any other plan, arrangement or agreement providing for equity compensation to any person. The Company has reserved 4,116,414 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company the exercise of Company Options under the Plan, of which (i) 1,716,614 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Company Options granted under the Plan, and (ii) 2,028,189 shares remain available for future grant. Section 3.2(d) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the type of entity of such holder the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, the vesting schedule for such option or warrant, including the extent vested to date and whether the vesting of such option or warrant is subject to acceleration as a result of the Merger or transactions contemplated by this Agreement or any other events, whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code, and whether such option is early exercisable. True and complete copies of all Contracts and instruments relating to or issued under the Plan have been provided to Parent, and such Contracts and instruments have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such Contracts or instruments from the forms thereof provided to Parent. All holders of Company Options are current employees of the Company.

(e) There are no outstanding loans made by the Company to any Company Stockholder, holder of Company Options or holder of Company Warrants, except for those promissory notes to be forgiven as described in Section 6.

(f) As of the date hereof, an aggregate of 268,379 shares of Company Series C Preferred Stock are issuable upon the exercise of outstanding Company Warrants. Except for the subordinated convertible notes held by the Subordinated Holders, the Company Options and Company Warrants listed on Section 3.2(d) or Section 3.2(f) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, restricted stock units, performance shares, phantom stock, stock appreciation rights, profit participation or similar commitments or Contracts of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or Contract. There are no outstanding or authorized stock appreciation, phantom

CONFIDENTIAL

stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other Contracts or understandings with respect to the voting stock of the Company. There are no Contracts to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(g) The allocation of the Merger Consideration set forth in this Agreement is consistent with the obligations of the Company to secured creditors and the Charter Documents, as amended, as of immediately prior to the Effective Time.

(h) The information contained in the Spreadsheet will be complete and correct as of the Closing Date.

(i) All recipients of Earn-Out Shares pursuant to this Agreement are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

3.3 Subsidiaries.

(a) A complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company is set forth in Section 3.3(a) of the Disclosure Schedule. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company’s Subsidiaries has the corporate power and authority to own its respective properties and to carry on its respective business as currently conducted. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, lease or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered a true and correct copy of (i) the articles of incorporation, as amended to date, (ii) bylaws, as amended to dated, and (iii) certificate of incorporation or any other equivalent charter governing documents, as amended to date, of each of the Company’s Subsidiaries each in full force and effect on the date hereof, to Parent. None of the boards of directors of any Company Subsidiary has approved or proposed any amendment to any Company Subsidiary’s certificate of incorporation, bylaws or any other applicable charter governing documents.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) are duly authorized, validly issued, fully paid, and non-assessable and are not subject to preemptive rights created by statute, any Subsidiary’s certificate of incorporation, bylaws or any

CONFIDENTIAL

other applicable charter governing documents, or any Contract to which any of the Company’s Subsidiary is a party or by which it is bound, and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business in substantially the same manner as such businesses are presently conducted.

(d) There are no outstanding (i) securities of the Company or any of the Company’s Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or Contracts to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the Company of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and, subject to the receipt of the Requisite Stockholder Approval, no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. The adoption of this Agreement by the type and number of shares of capital stock of the Company set forth on Section 3.4 of the Disclosure Schedule (such vote, the “Requisite Stockholder Approval”) is the only vote required to adopt this Agreement, the Merger and the transactions contemplated hereby by the Company Stockholders under the Charter Documents, applicable Law and any Contract between the Company and any Company Stockholder. The Board of Directors of the Company has (a) unanimously resolved that the Merger is advisable and in the best interests of the Company and its stockholders, (b) unanimously approved this Agreement, the Merger and the transactions contemplated hereby, and (c) unanimously resolved to recommend that no Company Stockholder seek appraisal rights under applicable Law. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

3.5 No Conflict. The execution and delivery by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any

CONFIDENTIAL

right or obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents of the Company, as amended, (b) any Contract listed in the Disclosure Schedules to which the Company or any of its Subsidiaries are a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible), except in the case of clauses (b) and (c) for any such Conflicts that are not material or would not reasonably expected, individually or in the aggregate, to materially adversely affect the ability of the parties hereto to consummate the Merger.

3.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any Contract with the Company or any of its Subsidiaries, is required by, or with respect to, the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreements to which the Company or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) the receipt of the Requisite Stockholder Approval and (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or materially adversely affect the ability of the parties hereto to consummate the Merger.

3.7 Company Financial Statements. Section 3.7 of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheets as of December 31, 2007 and December 31, 2006, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of December 31, 2009 and December 31, 2008, and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the nine months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in all material respects in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The date of the most recent consolidated balance sheet contained in the Interim Financials is referred to hereinafter as the “Balance Sheet Date” and the balance sheet contained in the Interim Financials is referred to hereinafter as the “Balance Sheet”.

3.8 Internal Controls. The Company and each of its Subsidiaries has established and documented, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including policies and procedures that (a) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (b) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and (c) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the

CONFIDENTIAL

Company and its Subsidiaries. None of the Company, any of its Subsidiaries (including any respective Employee thereof) or the Company’s independent auditors has identified or been made aware of any fraud, whether or not material, that involves the management of the Company.

3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements prepared in accordance with GAAP), except for (a) those which have been reflected in the Balance Sheet, or (b) current liabilities required to be reflected in financial statements prepared in accordance with GAAP that have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date.

3.10 No Changes. Since January 1, 2010, except as expressly permitted under, required or specifically consented to by Parent pursuant to Article V or Article VI, there has not been, occurred or arisen any:

(a) transaction by the Company or any of its Subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or any of its Subsidiaries (whether or not covered by insurance);

(c) a Company Material Adverse Effect (other than any change in financial performance reflected in the Year End Financials or Interim Financials or the financial consequences of which are reflected in such financials);

(d) any action that, if taken on or after the date of this Agreement, would be prohibited by Section 5.2; or

(e) agreement by the Company or any of its Subsidiaries, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (d) of this Section 3.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

3.11 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, provincial, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions, installments and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, capital and value added goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 3.11(a) as a result of being or having been a member of an affiliated,

CONFIDENTIAL

consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this Section 3.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any Contract or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have (A) prepared and timely filed all required U.S. federal, state, provincial, local and non-U.S. returns, estimates, information statements, elections, forms and reports (including any attachments or schedules thereto and amendments thereof) (“Returns”) relating to any and all Taxes concerning or attributable to the Company, its Subsidiaries or their respective operations, and such Returns in all material respects are true and correct and have been completed in accordance with applicable Law and (B) timely paid all material Taxes required to be paid, whether or not shown to be due on such Returns, and no such Return was prepared in a manner that could subject the Company to any accuracy-related penalty under Section 6662 of the Code (or any similar provision of Law).

(ii) The Company and each of its Subsidiaries have timely reported, withheld, and remitted to the appropriate taxing authority, as applicable, with respect to its employees, creditors, stockholders, other third parties and any related Person, all U.S. federal, state, local, provincial and non-U.S. income Taxes, social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be reported and/or withheld and remitted.

(iii) Neither the Company nor any of its Subsidiaries have been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or other examination.

(v) As of the Balance Sheet Date, neither the Company nor any of its Subsidiaries had any liabilities for unpaid Taxes which had not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liabilities for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi) The Company has provided to Parent, copies of all income, franchise, sales and use, property and other material Returns for the Company and each of its Subsidiaries filed for all periods with respect to which the applicable statute of limitations has not expired.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. To the Knowledge of the Company, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.

CONFIDENTIAL

(viii) Neither the Company nor any of its Subsidiaries has (A) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) ever been a party to any Tax sharing, indemnification or allocation Contract, nor does the Company or any of its Subsidiaries owe any amount under any such Contract, (C) any liability for the Taxes of any person, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law, and including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract, by operation of law, or otherwise or (D) ever been a party to any joint venture, partnership or other arrangement or Contract that could be treated, to the Knowledge of the Company, as a partnership for Tax purposes.

(ix) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(x) No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed by any Tax authority to the Company or any representative thereof.

(xi) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulations Section 1.6011-4(b) or any similar provision of state, local or non-U.S. Law, including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulations Section 1.6011-4(b)(2).

(xiii) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a branch, permanent establishment or other place of business or source of income in that country. No claim has ever been made by a taxing authority that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Returns.

(xiv) Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income for any taxable period or portion thereof after the Closing as a result of any (A) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or under any similar provision of applicable Law) in connection with a transaction consummated prior to the Closing, (B) installment sale or open transaction disposition consummated prior to the Closing or (C) prepaid amount received prior to the Closing.

(xv) Neither the Company nor any of its Subsidiaries (A) has agreed to or is required to make any material adjustments or changes in accounting method pursuant to Section 481 of the Code or any similar provision of applicable Law and to the Knowledge of the Company, neither the IRS nor

CONFIDENTIAL

any other taxing authority has proposed any such adjustment or change in accounting method, (B) has an application pending with any taxing authority requesting permission for any changes in accounting methods or (C) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of applicable Law.

(xvi) The Company has provided to Parent all documentation relating to, and the Company and each of its Subsidiaries are in full compliance with all terms and conditions of, any applicable Tax exemption, Tax holiday or other Tax reduction Contract or order (“Tax Incentive”). The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xvii) The Company and each of its Subsidiaries have in their respective possession official foreign receipts for any Taxes paid to it by any foreign taxing authorities.

(xviii) The Company and each of its Subsidiaries are in compliance in all material respect with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(c) Loss of Compensation Deduction. There is no Contract to which the Company or any ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 404 of the Code.

(d) Section 280G. Neither the Company nor any of its ERISA Affiliates has made any payment to any Employee and is not party to a Contract or arrangement with any Employee to make payment, individually or considered collectively with any other events, agreements, plans, arrangements or other Contracts, that will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or that could not be deductible under Section 280G of the Code.

(e) Section 409A.

(i) Section 3.11(e)(i) of the Disclosure Schedule lists each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan, if any, that is subject to Section 409A is and has been administered in compliance with the requirements of Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(ii) Except as listed in Section 3.11(e)(i) of the Disclosure Schedule, no compensation is or is expected to be includable in the gross income of any Employee under Section 409A with respect to any arrangements or agreements in effect prior to the Effective Time.

CONFIDENTIAL

(iii) No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Employee that (i) except as listed in Section 3.11(e)(iii) of the Disclosure Schedule, has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004 with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).

(iv) Except as listed in Section 3.11(e)(iv) of the Disclosure Schedule, there is no agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which, individually or collectively, would give rise to a Tax under Section 409A or that would give rise to a Company or any Subsidiary reporting obligation under Section 409A.

(f) No Tax Gross-Ups. There is no Contract to which the Company or any ERISA Affiliate is a party covering any Employee, which could require the Company or any ERISA Affiliate to compensate any Employee for Tax-related payments under Section 409A of the Code (or any similar state law) or excise Taxes paid pursuant to Section 4999 of the Code.

3.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 3.12(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”) together with the names of the parties to each Lease Agreement (defined below), and the date and term of each Lease Agreement.

(b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are valid and effective, and there is not, under any of such Lease Agreements, any existing default, or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company or any of its Subsidiaries, or to the Company’s Knowledge, any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The execution and delivery of this Agreement does not and the Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company, any of its Subsidiaries or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Company or any of its Subsidiaries or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreement. The Company and its Subsidiaries currently occupy all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees or is party to any broker agreements with respect to any such Leased Real

CONFIDENTIAL

Property or any other property. The Company and its Subsidiaries have performed all of their respective obligations under any termination agreements pursuant to which the Company or any of its Subsidiaries has terminated or surrendered premises under any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and have no continuing liability with respect to such terminated agreements.

(c) The Leased Real Property is in all material respects in good operating condition and repair, free from structural, physical and mechanical defects, is in all material respects maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. To the Company’s Knowledge, (i) there are no Laws now in existence which could require the tenant of any Leased Real Property to make or pay for any expenditure in excess of $10,000 to modify or improve such Leased Real Property to bring it into compliance therewith, and (ii) neither the Company nor any of its Subsidiaries shall be required to expend more than $10,000 under any Lease Agreement to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).

(d) The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract materially from the value or interfere materially with the present use of the property subject thereto or affected thereby.

(e) The equipment owned or leased by the Company and its Subsidiaries is in all material respects in good operating condition, regularly and properly maintained, subject to normal wear and tear.

3.13 Intellectual Property.

(a) Company Products or Services. Section 3.13(a) of the Disclosure Schedule contains a complete and accurate list of all Company Products or Services.

(b) Registered Intellectual Property.

(i) Section 3.13(b)(i) of the Disclosure Schedule contains a complete and accurate list of (A) all Company Registered Intellectual Property, indicating for each item the owner(s), the registration or application number, date of issue or filing, expiration date and title, the applicable filing jurisdiction, and for Trademarks only, a description of goods or services, and (B) any claims, proceedings or actions before any court, tribunal (including the U.S. Patent and Trademark Office or equivalent foreign authority) related to the Company Registered Intellectual Property other than proceeding related to the application for such Registered Intellectual Property in the ordinary course. There are no actions that must be taken within 120 days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

CONFIDENTIAL

(ii) Each item of Company Registered Intellectual Property: (A) that is not an application is valid, subsisting and enforceable, and (B) that is an application, is subsisting, and in each of (A) and (B) has not expired, been cancelled or abandoned. With respect to each item of Company Registered Intellectual Property, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Intellectual Property authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has claimed any status in the application for or registration of any registered intellectual property rights, including “small business status,” that would not be applicable to Parent. Neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

(iii) Section 3.13(b)(iii) of the Disclosure Schedule contains a complete and accurate list of all common law Trademarks and Domain Names and owned by, or held in the name of, the Company or its Subsidiaries.

(iv) No act has been done or omitted to be done by the Company or its Subsidiaries, their predecessors or any Person acting on their behalf, which has, had or would reasonably be expected to have the effect of impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any Company Registered Intellectual Property.

(v) All prior art material to the patentability of the claims in any issued or applied for Patents that are Company Registered Intellectual Property is cited in the respective issued Patents or patent applications, and there is no other material prior art with respect thereto. The Company, its Subsidiaries, their predecessors and any Person acting on their behalf, have complied with the duty of disclosure, candor and good faith in connection with each Patent and Patent application that is Company Registered Intellectual Property.

(c) Ownership.

(i) No Company Intellectual Property or Company Product is subject to any claim, proceeding or outstanding decree, order, judgment, or stipulation or Contract restricting in any material manner, the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or which may materially affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(ii) Following the Closing, all Company Intellectual Property will be fully transferable, alienable or licensable by the Surviving Corporation and/or Parent without restriction and without payment of any kind to any person.

(iii) The Company or its Subsidiaries owns, and has good and exclusive title to, each item of Company Intellectual Property free and clear of any Lien. Without limiting the foregoing: (A) the Company or one of its Subsidiaries is the exclusive owner of all Trademarks that are used to designate

CONFIDENTIAL

the source or origin of the Company Products or Services; (B) the Company or one of its Subsidiaries owns exclusively, and has good title to, all copyrighted works that are embodied in any Company Product or Service; and (C) to the extent that any Patents would be infringed by the manufacture, use, sale or import of any Company Products or Services, the Company or one of its Subsidiaries is the exclusive owner of such Patents.

(iv) In each case in which the Company or any of its Subsidiaries has engaged or hired a third party, other than Employees acting within the scope of their employment, to develop or create any Intellectual Property or technology for the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries has acquired or purported to acquire ownership of any Intellectual Property from any third party, the Company and its Subsidiaries have obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company or any of its Subsidiaries, and where any such Intellectual Property is Company Registered Intellectual Property, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company or its Subsidiaries has recorded each such assignment with the relevant Governmental Entity.

(v) No person who has licensed or assigned any Intellectual Property to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or modifications made by or for the Company or any of its Subsidiaries in or to such Intellectual Property. No person other than the Company and its Subsidiaries owns or has a contractual right to own any Intellectual Property developed by the Company or any of its Subsidiaries.

(vi) The Company and its Subsidiaries own or otherwise have, and after the Closing, Parent will continue to have, all Intellectual Property needed to conduct the business of the Company and its Subsidiaries as currently conducted and, to the Knowledge of the Company, as currently planned by the Company and its Subsidiaries to be conducted.

(vii) Neither the Company nor any of its Subsidiaries has (A) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company Intellectual Property, to any other person, or (B) permitted the Company’s or any of its Subsidiaries’ rights in any Intellectual Property that is or was Company Intellectual Property and is currently used in, or anticipated to be used in the Company’s business, to lapse or enter the public domain.

(d) Non-Infringement.

(i) Neither the operation of the Company’s and its Subsidiaries’ business as such business is, or has been conducted, nor as such business is currently contemplated to be conducted (including the design, development, testing, manufacture, use, import, sale, licensing or other exploitation of Company Products or Services), does, has or will violate, infringe or misappropriate any Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has received notice from any third party alleging any such violation, infringement, misappropriation, unfair competition or trade practices.

CONFIDENTIAL

(ii) No infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Company, its Subsidiaries or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Company or its Subsidiaries with respect to such claim or Legal Proceeding related to Intellectual Property.

(iii) The Company’s and its Subsidiaries’ distribution, collection or other use of any data, information or content (including data, information or content belonging to third parties, and Personal Data) does not and has not, and the consummation of the Merger and the distribution, collection and use of such data, information, content or works in substantially the same manner by Parent and Surviving Corporation following the Merger will not (A) infringe or violate the rights of any Person (including any right to privacy or publicity), or (B) violate in any material respect any Law of any country or jurisdiction.

(e) Intellectual Property Contracts.

(i) Section 3.13(e)(i) of the Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party (1) pursuant to which Company or any of its Subsidiaries has licensed, granted a covenant not to sue or immunity from infringement, or assigned or is obligated to license, grant or assign any Company Intellectual Property to a third party, or otherwise relating to any Company Intellectual Property (“Out-Licenses”), other than non-exclusive licenses entered into in the ordinary course in connection with the sale of Company Products or Services, or (2) pursuant to which a third party has licensed, granted a covenant not to sue or immunity from infringement or assigned any Intellectual Property to the Company or any of its Subsidiaries (“In-Licenses”, and together with Out-Licenses, the “Intellectual Property Contracts”), excluding only Contracts for Shrink-Wrap.

(ii) Section 3.13(e)(ii) of the Disclosure Schedule contains a complete and accurate copy of each standard form of Intellectual Property Contract used by the Company or any its Subsidiaries (“Company IP Forms”), including, as applicable, each standard form of: (i) customer agreement; (ii) distributor or reseller agreement; (iii) employee agreement containing any assignment or license of Intellectual Property or any confidentiality provision; (iv) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or any confidentiality provision; or (v) confidentiality or nondisclosure agreement.

(iii) Section 3.13(e)(iii) of the Disclosure Schedule accurately identifies each Contract between a Company or its Subsidiaries and any employee that deviates in any material respect from the corresponding standard form agreement(s) made available to Parent, including any agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property related to Company’s or its Subsidiaries’ business, research or development.

(iv) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Intellectual Property Contract. Without limiting the foregoing, neither this Agreement nor the consummation of the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, will because of a Contract to which Company or its Subsidiaries are bound, with or without

CONFIDENTIAL

notice or lapse of time, cause, or give any other Person the right or option to cause or declare: (A) a loss of, or Lien on, any Company Intellectual Property; (B) a breach of or default under any Intellectual Property Contract; (C) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; (D) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property; or (E) by the terms of any Intellectual Property Contract, a reduction of any royalties or other payments Company or any of its Subsidiaries would otherwise be entitled to with respect to any Company Intellectual Property.

(v) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law or otherwise, of any Contracts to which the Company or any of its Subsidiaries is a party, will result in (A) Parent or Surviving Corporation granting to any third party any right in any Intellectual Property, (B) Parent or Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (C) Parent or Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company or any of its Subsidiaries prior to the Closing.

(vi) Section 3.13(e)(vi) of the Disclosure Schedule contains a complete and accurate list of all Contracts whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, defend, warrant, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission or termination with respect to the infringement or misappropriation of any Intellectual Property, excluding only those Contracts that are substantially in the form of the Company IP Forms.

(f) Standards. Neither the Company nor any of its Subsidiaries has participated in any standards bodies or other organizations that would require Company or any of its Subsidiaries to license or disclose any Company Intellectual Property to any third party or restrict Company’s enforcement of the Company Intellectual Property.

(g) Government Rights. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties (other than funding provided in exchange for Company Capital Stock) was used in the development of any Company Intellectual Property. No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Intellectual Property for the Company or any of its Subsidiaries, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(h) Third-Party Infringement. To the Knowledge of the Company, (i) no person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property, and (ii) no person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property in a manner that would adversely affect Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Entity or arbitral tribunal against any third party with respect to any Company Intellectual Property. The Company has made available to Parent a complete and accurate

CONFIDENTIAL

copy of each letter or other written or electronic communication or correspondence that has been sent by Company, its Subsidiaries or any of their representative since January 1, 2006 regarding any actual, alleged or suspected infringement or misappropriation of any Company Intellectual Property.

(i) Trade Secret Protection. The Company and each of its Subsidiaries has taken commercially reasonable steps to protect the rights of the Company and its Subsidiaries in their confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to the them under an obligation of confidentiality. Without limiting the foregoing, the Company and each of its Subsidiaries has and enforces a policy requiring each employee and contractor involved in the creation of Intellectual Property for the Company or any of its Subsidiaries to execute the form of Employee Proprietary Information Agreement and/or the form of Consultant Proprietary Information Agreement in the forms identified on 3.13(i) of the Disclosure Schedule hereof and all current and former employees and contractors of the Company have executed agreements, without reservation or exception.

(j) Third Party Software. The Company and each of its Subsidiaries has the right to use, pursuant to valid licenses, all software development tools, library functions, operating systems, databases, compilers and all other third-party software and electronic data that are used in the operation of the Company’s and its Subsidiaries’ business or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into or distributed with any Company Product or Service.

(k) Open Source.

(i) Section 3.13(k)(i) of the Disclosure Schedule accurately identifies and describes (A) each item of Open Source Material that is or has been contained in, distributed with, or used in the development of each Company Product or Service or from which any part of any Company Product or Service has been derived, or which is or has been distributed or made available to any third party by or for the Company or any of its Subsidiaries, (B) the applicable license terms for each such item of Open Source Material, (C) the Company Product or Service to which each such item of Open Source Material relates, and (D) whether (and if so, how) each such item of Open Source Material has been modified or distributed by or for the Company or its Subsidiaries.

(ii) Except as set forth in Section 3.13(k)(ii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has (A) incorporated Open Source Material into, or bundled, accompanied or combined Open Source Material with, any Company Product or Service, or used Open Source Material to develop or provide any Company Product or Service, or (B) distributed or provided Open Source Material in conjunction with, or for use with, any Company Product or Service or Company Intellectual Property or (C) used in a manner that grants or would require the grant of a license to any Person of any Company Product or Service or Company Intellectual Property. The Company Products or Services and Company Intellectual Property is, and has not been, exploited in a manner that imposes or purports to impose a requirement or condition that such Company Product or Service or Company Intellectual Property (or any portion thereof): (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge,.

CONFIDENTIAL

(l) Source Code. Other than as disclosed in Section 3.13(l) of the Disclosure Schedule, neither the Company, any of its Subsidiaries nor any other person acting on its behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of, any software source code that is Company Intellectual Property (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or any person acting on its behalf to any person of any Company Source Code. Section 3.13(l) of the Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or any other person, any Company Source Code, and describes whether the execution of this Agreement or any of the other transactions contemplated by this Agreement could result in the release from escrow of any Company Source Code.

(m) Privacy and Personal Data. Section 3.13(m) of the Disclosure Schedule contains each Company Privacy Policy and identifies, with respect to each Company Privacy Policy, the period of time during which such policy was or has been in effect, whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and, if so, the mechanism (e.g., opt-in, opt-out, notice) used to apply the later Company Privacy Policy to such data or information. The Company and each of its Subsidiaries has complied with all applicable Laws and all applicable Company Privacy Policies. No breach or violation of any such security policy has occurred and there has been no unauthorized or illegal use of or access to any of the data in any databases that include Personal Data. None of the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, nor Parent’s or the Surviving Corporation’s possession or use of any Personal Data will result in any violation of any Company Privacy Policy.

(n) Information Technology. The information technology systems utilized by the Company and its Subsidiaries (“Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standard industry practices, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company and its Subsidiaries. Since January 1, 2009, the Company and its Subsidiaries have not experienced any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. The Company and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of the Company and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Company and its Subsidiaries.

(o) Information Security. The Company and its Subsidiaries have established and are in compliance with a written information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of financial transactions and confidential data; and (ii) is designed to protect against unauthorized access to the Company IT Systems or data therein. To the Knowledge of the Company, the Company and its Subsidiaries have not suffered a security breach with respect to the Acquired Company Data since January 1, 2007.

(p) Product Liability. All of the Company Products or Services manufactured, distributed, sold or otherwise provided or made available are merchantable, free from defects in design, specifications, processing, manufacture, material or workmanship that would reasonably be expected to be,

CONFIDENTIAL

individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, suitable for the purpose for which they were sold, and conform in all material respects to the Company’s specifications and documentation therefor. Neither the Company nor any of its Subsidiaries has ever received a claim in writing based upon alleged Product Liability, and, to the Knowledge of the Company, no such claim has been threatened and no reasonable basis for any such claim exists.

(q) Malware. The Company Products and Services are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “harmful code,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of any Company Product or Service (or any products or systems that interoperate with a Company Product or Service) or any associated data or other software, or otherwise cause them to be incapable of being used in the full manner contemplated in the applicable documentation.

3.14 Material Contracts.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound (any Contract of a nature described below (whether or not set forth on the Disclosure Schedule) to which the Company or any of its Subsidiaries is a party or otherwise bound, being referred to herein as a “Material Contract” and, collectively, as the “Material Contracts”):

(i) (A) any Employment Agreement granting any cash change of control, severance, or termination pay to any Employee, or (B) any contractor, consulting or sales Contract, or commitment with a vendor, firm or other organization;

(ii) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, or any plan providing similar equity awards, for which any benefits will be increased, or for which the vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (or any events following the Merger, contingent or otherwise), or for which the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any Lease Agreements;

(v) any Contract of indemnification or guaranty, including any Contract required to be disclosed in Section 3.14(a)(vi) of the Disclosure Schedule;

(vi) any Contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually;

(vii) any Contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s or its Subsidiaries’ business;

CONFIDENTIAL

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to the borrowing of money or extension of credit or other Indebtedness;

(ix) any purchase order or Contract for the purchase of materials involving future payments in excess of $10,000 individually;

(x) any construction Contracts;

(xi) any Contracts that contain “most favored nation” or preferred pricing provisions;

(xii) any dealer, distribution, joint marketing, strategic alliance, affiliate or development Contract;

(xiii) any Contract or commitment to alter the Company’s interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiv) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the products, technology or services of the Company or any of its Subsidiaries;

(xv) any nondisclosure, confidentiality or similar Contract, other than those entered into with any actual or prospective customer or vendor in the ordinary course of business consistent with past practices;

(xvi) any Contract which has or may reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or nay of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting in any material respect the freedom of the Company to engage in any line of business, to conduct any business activities, or to compete with any Person;

(xvii) any other Contract or commitment that (A) involves future payments of $10,000 individually or more and is not cancelable without penalty or (B) involves any future performance by the Company requiring after the date hereof $10,000 individually or more to complete such performance; or

(xviii) any Intellectual Property Contract.

(b) Each Material Contract to which the Company or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or such Subsidiary, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company or such Subsidiary and, to the Knowledge of the Company, any other party thereto. The Company and each of its Subsidiaries is in compliance with and has not breached, violated or defaulted under, or received written notice that they have breached, violated or

CONFIDENTIAL

defaulted under, any of the terms or conditions of any such Material Contract, nor, to the Knowledge of the Company, is any party obligated to the Company or any of its Subsidiaries pursuant to any such Material Contract subject to any breach, violation or default thereunder, nor does the Company have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company, any of its Subsidiaries or any such other party, except in each of the foregoing cases for any such breach, violation or default that is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. True and complete copies of each Material Contract, including all amendments, supplements and other modifications thereto (whether or not disclosed in the Disclosure Schedule), have been delivered to Parent.

3.15 Interested Party Transactions. No officer, director or stockholder of the Company (nor any sibling, spouse or close family relative of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (a) any interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (b) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services, or (c) any interest in, or is a party to, any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.15.

3.16 Compliance with Law (a) The Company and each of its Subsidiaries has complied in all material respects with, is not in violation in any material respect of, and has not received any written notices of suspected, potential or actual violation with respect to, any applicable Laws. Each consent, license, permit, grant or other authorization (a) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (b) which is required for the operation of the Company’s and its Subsidiaries’ business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or the applicable Subsidiaries, except where the failure to have any such Company Authorization so issued or granted is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries has at all times been in compliance in all material respects with all Company Authorizations. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets, except where the failure to have any such Company Authorization is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) The operation of the Company Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all Company Products or Services, is and at all times has been in material compliance with all applicable Law, Company Permits, and orders administered by any Governmental Entities, including without limitation the FDA.

(c) During the three (3) year period ending on the date hereof, the Company has not had any product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters,” or similar correspondence or written notice from the FDA

CONFIDENTIAL

or other Governmental Entity in respect of the Company Business and alleging or asserting noncompliance with any applicable Law, Company Permits or such correspondence or notice from any Governmental Entity, and, to the Knowledge of the Company, neither the FDA nor any Governmental Entity is considering such action.

(d) All preclinical and clinical trials in respect of the Company Business being conducted by or on behalf of the Company that have been or will be submitted to any Governmental Entity, including the FDA and its counterparts worldwide, in connection with any Company Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to applicable Law.

(e) The manufacture of Company Products or Services by the Company is being conducted in compliance in all material respects with all applicable Law, including the FDA’s Quality Systems Regulation at 21 CFR Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Entities in countries outside the United States.

(f) To the Knowledge of the Company, neither the Company nor any Subsidiaries is the subject of any pending or threatened investigation in respect of the Company or Company Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

3.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries or any of their respective assets or properties (tangible or intangible) or any of their respective officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor, and to the Knowledge of the Company, there are no facts or circumstances that would give rise to such an action, suit, claim or proceeding. The Company has not received any written notice or other claim in writing from any party demanding, requesting or suggesting that monetary compensation was appropriate from the Company or any of its Subsidiaries for any injury or adverse reaction suffered in connection with any of the Company Products or Services. There is no investigation, audit, or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries, any of their respective assets or properties (tangible or intangible) or any of their respective officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

3.18 Permits. The Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals (“Permits”) from Governmental Entities, including the Federal Food and Drug Administration (“FDA”), that are material to the operation of the business of the Company taken as a whole, except for such Permits, which the failure to hold would not be reasonably likely to have a Material Adverse Effect on the Company (collectively, “Company Permits”). As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

CONFIDENTIAL

3.19 Environmental Matters.

(a) Condition of Property. Except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Company or any of its Subsidiaries to material liability no Hazardous Materials are present on any Leased Real Property or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries. Except as would not reasonably be expected to subject the Company or any of its Subsidiaries to liability, there are no underground storage tanks, asbestos which is friable or likely to become friable or polychlorinated biphenyls present on any Leased Real Property or on any other real property.

(b) Hazardous Materials Activities. The Company has conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person. The liabilities and obligations of the Company and its Subsidiaries with respect to compliance with the WEEE Directive, the RoHS Directive, and China ROHS are not reasonably expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Permits. Section 3.19(c) of the Disclosure Schedule accurately describes all of the Environmental Permits currently held by the Company and each of its Subsidiaries and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Company and its Subsidiaries as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Company and each of its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit.

(d) Environmental Litigation. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any of its Subsidiaries or any Leased Real Property.

(e) Environmental Liabilities. Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance, which could result in any environmental liability which would reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company or any of its Subsidiaries.

(f) Reports and Records. The Company has delivered to Parent all records in the Company’s possession concerning the Hazardous Materials Activities of the Company and its Subsidiaries and all environmental audits and environmental assessments.

CONFIDENTIAL

3.20 Brokers’ and Finders’ Fees; Third Party Expenses. Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or any of its Subsidiaries. Section 3.20 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses expected to be incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, and all such Third Party Expenses have been paid or will be paid prior to the Closing Date.

3.21 Employee Benefit Plans and Compensation.

(a) Schedule. Section 3.21(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, and each Employee Agreement currently in effect or pursuant to which the Company or any Subsidiary has or may have any liability or obligation. Neither the Company nor any ERISA Affiliate has any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement. Section 3.21(a)(ii) of the Disclosure Schedule sets forth a table which provides next to each current employee’s name as of the date hereof: (1) the full-time or part-time status of such employee; (2) the current salary, wage, actual bonus and/or target bonus opportunity, and/or commission rate, as applicable, for such employee; (3) accrued vacation/paid-time off for such employee, (4) the date of hire for such employee, and (5) the location where such Employee performs services.

(b) Documents. The Company and each ERISA Affiliate has provided to Parent (i) correct and complete copies of all documents embodying each material Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto, all related trust documents, and the most recent summary plan description together with the summary(ies) of material modifications thereto, if any (ii) the three most recent annual reports (Form Series 5500 and all audit reports, schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) each affirmative action plan, if applicable, (vi) all communications material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company, (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all nondiscrimination tests, reports and summaries for each Company Employee Plan for the three most recent plan years, and (xi) all IRS determination, opinion, notification and advisor letters issued with respect to each Company Employee Plan, if applicable.

CONFIDENTIAL

(c) Employee Plan Compliance. The Company and each ERISA Affiliate has performed all obligations required to be performed by them under, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been registered, established and maintained in accordance with its terms and in compliance with all applicable Laws, including, but not limited to, ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with all currently applicable legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, (iii) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employer (including one or more self-employed individuals), or to their beneficiaries, (iv) self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies), (v) multiemployer plan (as defined in Section 3(37) of ERISA, or (vi) multiple employer plan or to any plan described in Section 413 of the Code.

(e) International Employee Plan. With respect to each International Plan:

(i) all employer and employee contributions to each International Plan required by law or by the terms of such International Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

CONFIDENTIAL

(ii) the fair market value of the assets of each funded International Plan, the liability of each insurer for any International Plan funded through insurance or the book reserve established for any International Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such International Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such International Plan, and no transaction shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each International Plan required to be registered has been registered and has been established and maintained in all respects in good standing with its terms and conditions and with applicable statutory and regulatory law and authorities and is approved by any applicable taxation authorities to the extent such approval is available or required. Each International Plan is now and always has been operated in material compliance with all applicable Law.

(f) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA, and neither the Company nor any of its ERISA affiliates has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by COBRA.

(g) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(h) Effect of Transaction; No Change of Control Payments. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any of its Subsidiaries or (iv) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code. Other than the Termination Agreements with the four individuals set forth on Section 3.21(h) of the Disclosure Schedule, there are no Change of Control Payments currently payable by the Company and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event, contingent or otherwise) or any termination of employment or service in connection therewith will result in any Change of Control Payments.

(i) Employment Matters. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration

CONFIDENTIAL

status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) have withheld and reported and remitted all amounts required by Law or by agreement to be withheld and reported and remitted with respect to wages, salaries and other payments to employees, (ii) are not liable for any: arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries or any of their respective employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries or any Company trustee under any worker’s compensation policy or long-term disability policy. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an Employee, (b) any employee leased from another employer, or (c) any Employee currently or formerly classified as exempt from overtime wages. The services provided by each of the Company’s, each Subsidiary’s and their ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 3.21(i) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company or any of its Subsidiaries of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof.

(j) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any current Employees. There are no actions, suits, claims, labor disputes or grievances pending or to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar legislation, whether domestic or foreign. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law.

(k) No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, Employee of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity

CONFIDENTIAL

of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, or Employees is now bound.

(l) Insurance. Section 3.21(l) of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past five years and remain in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insurance plan.

3.22 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder (the “FCPA”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company and each of its Subsidiaries has established sufficient internal controls and procedures to ensure compliance with the FCPA and has provided Parent with all of such documentation.

3.23 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and re export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (1) the export and re export of products, services, software and technologies and (2) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

CONFIDENTIAL

(b) The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals;

(d) To the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that may give rise to any future claims; and

(e) No Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

(f) Section 3.23(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s or any of its Subsidiaries’ products, services, software and technologies.

3.24 Warranties; Indemnities. Except for the warranties and indemnities contained in those Contracts set forth in Section 3.24 of the Disclosure Schedule, and Contracts entered into that do not materially differ in substance from the Company IP Forms, and implied warranties that cannot be disclaimed under applicable Law, neither the Company nor any of its Subsidiaries has given any representations, warranties (including representations or warranties regarding performance, availability, reliability, or security or confidentiality of data transmission or communications), or indemnities relating to Company Products or Services.

3.25 Accounts Receivable and Accounts Payable.

(a) The Company has made available to Parent a true and complete list of all accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries as of the date hereof.

(b) The Company has made available to Parent a true and complete list of all accounts payable, whether billed or unbilled, of the Company and its Subsidiaries as of the date hereof.

(c) The Company has delivered to Parent a statement (the “Working Capital Statement”) of the Working Capital of the Company and its Subsidiaries as of the date hereof. The Working Capital of the Company and its Subsidiaries as of the date hereof shall be as set forth in the Working Capital Statement. One Business Day prior to the Closing Date, the Company shall deliver to Parent a statement of the Working Capital of the Company and its Subsidiaries as of the Closing Date. The Working Capital of the Company and its Subsidiaries as of the Closing Date shall be as set forth in the Working Capital Statement and will be in excess of $1,500,000.

(d) All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the Knowledge of the Company, are collectible except to the extent of reserves

CONFIDENTIAL

therefor set forth in the Balance Sheet. No person has any Lien on any accounts receivable of the Company or any of its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any of its Subsidiaries.

(e) All of the accounts payable, whether billed or unbilled, of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim and, to the Knowledge of the Company, can be fully discharged for the amounts reflected on the Balance Sheet.

3.26 Restrictions on Business Activities. There is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting in any material respect the freedom of the Company to engage in any line of business, to conduct any business activities, or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any Contract under which the Company or any of its Subsidiaries is restricted in any material respect from selling, licensing, manufacturing or otherwise distributing or providing any of its technology or Company Products or Services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

3.27 Consent Solicitation. All information furnished on or in any document mailed, delivered or otherwise furnished or to the be mailed, delivered or otherwise furnished to stockholders by the Company in connection with the solicitation of their consent to this Agreement, the Merger, the transactions contemplated hereby and appraisal rights under applicable Law, did not and will not, as the case may be, contain any untrue statement of a material fact and did not and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

3.28 Information Supplied Complete. None of the information furnished by the Company to Parent and its representatives and agents in connection with this Agreement (including the Financials and any information contained in this Agreement and the Disclosure Schedule) none of the statements made in any certificate or instrument delivered by the Company to Parent pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.29 Section 2115 Inapplicable. The Company is not subject to the provisions of Section 2115 of the Corporations Code of the State of California.

CONFIDENTIAL

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company that, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

4.1 Organization. Parent is a company duly incorporated, validly existing and in good standing under the laws of Delaware and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own its properties and to carry on its business as currently conducted.

4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each of the Related Agreements to which Parent and Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against it in accordance with their respective terms.

4.3 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the Related Agreements to which Parent and Merger Sub, as applicable, is a party, and the consummation of the transactions contemplated hereby and thereby, will not Conflict with: (a) any provision of the certificate of incorporation and bylaws of Parent or Merger Sub, as amended, (b) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Law applicable to Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible), except in the case of clauses (b) and (c) for any such Conflicts that would not reasonably expected, individually or in the aggregate, to have a material adverse effect on Parent or materially adversely affect the ability of the parties hereto to consummate the Merger.

4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by, or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws or the rules and regulations of the Nasdaq and (c) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not reasonably expected, individually or in the aggregate, to have a material adverse effect on Parent or materially adversely affect the ability of the parties hereto to consummate the Merger.

4.5 Parent Capital Structure. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of February 19, 2010, 56,753,710 shares of Parent Common Stock are issued and outstanding and no shares of Parent Preferred Stock are issued and outstanding.

CONFIDENTIAL

4.6 Parent Common Stock. The shares of Parent Common Stock to be issued in the Merger and the transactions contemplated hereby have been duly authorized, and are validly issued, fully paid and non-assessable.

4.7 Parent SEC Reports.

(a) Parent has filed or furnished all forms, reports and documents with the Securities and Exchange Commission (the “SEC”) that have been required to be filed or furnished by it under applicable Laws since January 1, 2008 (all such forms, reports and documents, the “SEC Reports”). Each SEC Report (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) complied as of its filing date, in all material respects to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, each as in effect on the date such SEC Report was filed. True and correct copies of all SEC Reports filed prior to the date hereof, whether or not required under applicable Law, have been furnished to the Company or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each SEC Report did not, and in the case of such SEC Report filed by Parent with the SEC after the date of this Agreement and prior to the Effective Time, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Parent is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the SEC Reports, including any SEC Reports filed after the date of this Agreement and prior to the Effective Time, complied or will comply, as of their respective dates, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(c) The chief executive officer and chief financial officer of Parent have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Parent is otherwise in material compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq.

4.8 Brokers’ and Finders’ Fees. Other than fees payable to Shattuck Hammond Partners, a division of Morgan Keegan & Company, Inc., neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby

CONFIDENTIAL

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1 Affirmative Conduct of Company Business. The Company and each of its Subsidiaries shall conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay the debts and Taxes of the Company when due, pay or perform other obligations when due, and preserve intact the present business organizations of the Company and each of its Subsidiaries, keep available the services of the present officers and employees of the Company and each of its Subsidiaries and preserve the commercial relationships of the Company and each of its Subsidiaries.

5.2 Restrictions on Conduct of Company Business. The Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent:

(a) cause or permit any modifications, amendments or changes to the Charter Documents;

(b) undertake any expenditure, transaction or commitment exceeding $10,000 individually or any commitment or transaction of the type described in Section 3.14(a);

(c) pay, discharge, waive or satisfy, in an amount in excess of $10,000, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by GAAP;

(e) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or file any income, franchise or other material Return or any amended Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing, and Parent has approved such Return;

(f) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(g) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Common Stock) except in accordance with the Contracts evidencing Company Options;

CONFIDENTIAL

(h) adopt, terminate or amend any Company Employee Plan, enter into, terminate or amend any Employee Agreement, increase, decrease or otherwise change the salary, bonus, wage rates, fringe benefits, or other compensation (including equity based compensation) payable or to become payable to any Employee, or make any declaration, promise, payment or commitment or obligation of any kind for the payment (whether in cash or equity or otherwise) of a severance payment, termination payment, Change of Control Payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any director, officer, or Employee, except payments made pursuant to written Contracts existing on the date hereof and disclosed in Section 5.2(h) of the Disclosure Schedule, or increase rights to indemnification for any Employee;

(i) other than entering into non-exclusive licenses and related Contracts with respect to the provision of the Company Products or Services to customers pursuant to written Contracts entered into in the ordinary course of business consistent with past practices and that do not materially differ in substance from the Company IP Forms involving aggregate payments to the Company of less than $10,000, (i) sell, lease, license, transfer or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except for the sale of properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices, (ii) sell, lease, license, transfer or otherwise dispose of or grant to any Person any rights to any Company Intellectual Property, (iii) enter into any Contract or modify or amend any existing Contract with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person, (iv) purchase, acquire, or license any Intellectual Property or enter into any Contract or modify or amend any existing Contract with respect to the Intellectual Property of any Person or (v) enter into any Contract or modify or amend any existing Contract with respect to the development of any Intellectual Property with a third party;

(j) issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company or any of its Subsidiaries;

(k) make any loan to any Person, or forgive any loan to any Person, or purchase debt securities of any Person or amend the terms of any outstanding loan Contract;

(l) incur any Indebtedness, or amend the terms of any outstanding Contract in respect of Indebtedness;

(m) waive or release any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries;

(n) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any of its Subsidiaries or relating to any of their respective business, properties or assets;

CONFIDENTIAL

(o) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock, or any securities convertible into or exercisable or exchangeable for any Company Capital Stock, or subscriptions, rights, warrants or options to acquire any Company Capital Stock, or other Contracts or commitments of any character obligating any of them to issue or purchase any Company Capital Stock or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options and Company Warrants (including any amendments to such Company Options or Company Warrants agreements as are mutually agreed to by Parent and Company);

(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, delivery, manufacturing or similar rights of any type or scope with respect to any Company Products or Services;

(q) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy Contract with respect to any real property or renew, alter, amend, modify or terminate any of the terms of any Lease Agreement;

(r) terminate, amend or otherwise modify (or agree to do so), violate the terms of, or make any payments resulting from agreed upon early termination of, any of the Contracts set forth or described in the Disclosure Schedules;

(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or any equity securities, that are material individually or in the aggregate, to the Company’s or any of its Subsidiaries’ business;

(t) waive any stock repurchase rights or right of first refusal, accelerate, amend or change the period of exercisability of Company Options, Company Warrants or Company Restricted Stock, or reprice Company Options or Company Warrants granted under any employee, consultant, director or other stock plan (including the Plan), or authorize any cash or equity exchange for any Company Options or Company Warrants granted under any of such plan;

(u) terminate any Employee, or encourage or otherwise cause any Employee to resign from the Company or any of its Subsidiaries;

(v) send any written communications (including electronic communications) to its Employees regarding this Agreement or the transactions contemplated hereby, including any communication regarding offers of employment from Parent;

(w) inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent;

CONFIDENTIAL

(x) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(y) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew any insurance policy of the Company or any of its Subsidiaries; or

(z) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through 5.2(y).

5.3 No Solicitation.

(a) The Company shall (and shall cause its Subsidiaries and the directors, officers, employees, consultants, stockholders, members, partners, agents, advisors, attorneys, accountants, representatives and Affiliates (collectively, “Representatives”) of the Company and its Subsidiaries) not, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, initiate, encourage or facilitate in any inquiry, negotiations or discussions, or enter into any Contract, with respect to any offer or proposal to acquire all or any part of the business, properties, any of the technologies or assets of the Company or any of its Subsidiaries, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose or furnish any information not customarily disclosed to any person concerning the business, technologies or properties or assets of the Company or any of its Subsidiaries, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company or any of its Subsidiaries, or (iv) enter into any Contract with any Person providing for the acquisition of the Company or any of its Subsidiaries (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall, and shall cause its Subsidiaries and the Representatives to immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) of the preceding sentence.

(b) In the event that the Company, its Subsidiaries or any of the Company’s Affiliates shall receive any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) of Section 5.3(a), or any request for disclosure or access as referenced in clause (ii) of Section 5.3(a), the Company shall (i) not engage in any discussions with such offeror or party with regard to such offers, proposals, or requests and (ii) immediately thereafter, notify Parent thereof, which notice shall contain (1) the pricing, terms, conditions and other material provisions of such proposed transaction, (2) the identity of the proposed party or parties to such proposed transaction, (3) a copy of the written agreement or other documentation setting forth the terms of the proposed transaction, and (4) such other information related thereto as Parent may reasonably request.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and

CONFIDENTIAL

without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative, Affiliate or Subsidiary of the Company shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Required Shareholder Approval.

(a) The Company shall obtain the Required Stockholder Approval immediately after the execution of this Agreement. Promptly upon obtaining the Required Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable (but in no event more than one (1) day after the date hereof), send to all Company Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notice (the “Stockholder Notice”) of appraisal rights required pursuant to applicable Law. Such Stockholder Notice submitted to the Company Stockholders shall be subject to review and comment by Parent and shall include the unanimous recommendation of the Company’s board of directors that the Company Stockholders not exercise their appraisal rights under applicable Law in connection with the Merger. Each party agrees that information supplied by such party for inclusion in the Stockholder Notice will not, on the date the Stockholder Notice is first sent or furnished to the Company Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

(b) The Company shall promptly submit for approval by the Company Stockholders by the requisite vote (and in a manner satisfactory to Parent) by such number of stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code any payments or benefits that may, separately or in the aggregate, constitute a “parachute payment” pursuant to Section 280G of the Code (without regard to Subsection (b)(4) thereof), which determination shall be made by the Company, subject to review and approval by Parent, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, and deliver to Parent evidence satisfactory to Parent that a Company Stockholder vote was held in conformance with Section 280G and the regulations thereunder, or that such requisite Company Stockholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and as a consequence, that such “parachute payment” shall not be made or provided pursuant to the 280G Waiver described herein.

(c) The board of directors of the Company shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby nor its unanimous recommendation that the Company Stockholders not exercise their appraisal rights under applicable Law in connection with the Merger.

CONFIDENTIAL

6.2 Access to Information. The Company shall provide Parent and its Representatives reasonable access during normal business hours to (a) all of the premises, properties, books, Contracts documents and records of the Company and each of its Subsidiaries, including all Company Intellectual Property, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company and each of its Subsidiaries as Parent may reasonably request, and (c) all employees, customers or suppliers of the Company or any of its Subsidiaries as identified by Parent. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request; provided, however, that no information discovered through the access afforded by this Section 6.2 shall (x) limit or otherwise affect any remedies available to Parent, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.3 Notification of Certain Matters. The Company shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not (x) limit or otherwise affect any remedies available to the party receiving such notice, (y) constitute an acknowledgment or admission of a breach of this Agreement, or (z) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.2 or pursuant to any notice provided under Section 6.3, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Exclusivity Agreement.

6.5 Public Disclosure. The Company shall not (and it shall cause its Subsidiaries not to, and instruct their Representatives not to) issue any statement or communication to any third Person (other than their Representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the Parent.

6.6 Commercially Reasonable Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall use their respective commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy all of the conditions to the obligations of the other parties hereto to effect the Merger, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

CONFIDENTIAL

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Section 6.6 or elsewhere in this Agreement, it is expressly understood and agreed that (i) Parent shall not have any obligation to litigate any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement, and (ii) Parent shall not be required to agree to any divestiture by Parent, the Company or any of their respective Subsidiaries or Affiliates, of any shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties or stock.

6.7 Contract Consents, Amendments and Terminations.

(a) The Company shall (i) use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 3.5 of the Disclosure Schedule, (ii) obtain all necessary consents, waivers and approvals of any parties to any Contracts listed on Schedule 7.2(d)(i) as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect, so as to preserve all rights of, and benefits to, the Company or any of its Subsidiaries under such Contracts from and after the Effective Time and (iii) provide all notices required under any Contract in connection with the Merger, all of which such Contracts are listed on Schedule 7.2(d)(iii). Such consents, modifications, waivers, notices and approvals shall be in a form reasonably acceptable to Parent. In the event that the other parties to any such Contract, including a lessor or licensor of any Leased Real Property, conditions its grant of a consent, modification, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon, or otherwise requires in response to a notice or consent request regarding the Merger, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), all such payments shall be deemed Change of Change of Control Payments under this Agreement. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the Company Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals

(b) The Company shall use commercially reasonable efforts to terminate each of the Contracts listed on Schedule 7.2(d)(ii) hereto (the “Terminated Agreements”), effective as of and contingent upon the Closing, including sending all required notices, such that each such Contract shall be of no further force or effect immediately following the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Corporation will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Closing Date. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the Company Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such terminations.

6.8 Resignation of Directors and Officers.

(a) The Company shall, prior to the Closing, cause each officer and director of the Company, other than any such officer or director identified in writing by Parent to the Company prior to the Closing, to execute a resignation and release letter in the form attached hereto as Exhibit I (the “Director and Officer Resignation and Release Letter”), effective as of the Effective Time.

CONFIDENTIAL

6.9 Termination of Certain Benefit Plans. Effective as of no later than the day immediately preceding the Closing Date, the Company and any ERISA Affiliate shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require.

6.10 Expenses and Fees. Whether or not the Merger is consummated all fees and expenses incurred in connection with the Merger, including all Third Party Expenses and all Change of Control Payments, shall be the obligation of the respective party incurring such fees and expenses. As promptly as practicable after the Effective Time, Parent shall deliver by check or wire transfer of immediately available funds to each of the Persons set forth on Schedule 6.10 an amount of cash sufficient to pay their respective Third Party Expenses set forth on Schedule 6.10 hereof. For the avoidance of doubt, all such payments shall be deemed to be Third Party Expenses for all purposes of and under this Agreement.

6.11 Spreadsheet. The Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 6.11, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date and which shall include, among other things, as of the Closing, all Company Note holders and all Company Stockholders and their respective addresses, the number and type of shares of Company Capital Stock, and the principal amount of any Subordinated Note held by such Company Stockholder or Company Note Holder, the aggregate per share amount of Merger Consideration payable to each Company Stockholder who holds Company Series C Stock, the percentage in principal amount of all Company Subordinated Note represented by each Company Subordinated Note and such other information relevant thereto or which Parent may reasonably request. The Company shall deliver the Spreadsheet to Parent at least three (3) Business Days prior to the Closing Date.

6.12 Release of Liens. The Company shall file, or shall have filed, all Contracts, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 6.12.

6.13 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent certifying the interests in the Company are not U.S. real property interests for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3) together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

CONFIDENTIAL

6.14 Registration on Form S-3. As promptly as practicable after issuance of Earn Out Shares with an aggregate value of $1,000,000 or more (calculated with each share of Parent Common Stock valued at the Earn-Out Price Per Share), Parent shall file a registration statement on Form S-3 (or any similar successor form thereto) (the “Resale S-3”) with the SEC in connection with the resale of the shares of all Earn-Out Shares then issued hereunder (but not yet registered for resale). From and after the date on which the Resale S-3 is declared effective by the SEC, Parent shall file one or more additional registration statements on Form S-3 (or any similar successor form thereto) (the “Additional Resale S-3s”) as promptly as practicable Parent issues Earn-Out Shares with an aggregate value of $1,000,000 or more (calculated with each share of Parent Common Stock valued at the Earn-Out Price Per Share and excluding any Earn-Out Shares previously registered on the Resale S-3 or any Additional Resale S-3). The Holder Representative (on behalf of the Persons seeking to register shares of Parent Common Stock on the Resale S-3 or any Additional Resale S-3 (such Persons, the “Registering Stockholders”)) shall provide Parent with any information which may be required in connection with the preparation and filing of the Resale S-3 and the Additional Resale S-3s. Each of the Holder Representative (on behalf of the Registering Stockholders) and Parent shall respond to any comments of the SEC and shall use their respective reasonable best efforts to have the Resale S-3 and the Additional Resale S-3s declared effective under the Securities Act as promptly as practicable after such filing. Each of the Holder Representative (on behalf of the Registering Stockholders) and Parent will notify the other promptly (i) upon the occurrence of any event which is required to be set forth in an amendment or supplement to the Resale S-3 or an Additional Resale S-3 or (ii) upon the receipt of any comments from the SEC or its staff or any request by the SEC or its staff for amendments or supplements to the registration statement on the Resale S-3 or the Additional Resale S-3 or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Resale S-3 and the Additional Resale S-3s.

6.15 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. The Required Stockholder Approval shall have been obtained.

(b) Antitrust Approvals. (i) All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under any applicable antitrust or competition Laws shall have terminated or expired, (ii) all clearances, consents, approvals, authorizations, judgments, orders and decrees applicable to the transactions contemplated by this Agreement which are required under any applicable antitrust or competition Laws shall have been received, and (iii) all Governmental Entities that have the authority to enforce any such applicable antitrust or competition Laws shall have approved, cleared or decided neither to initiate proceedings or otherwise intervene in respect of the transactions contemplated by this Agreement.

CONFIDENTIAL

(c) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(d) Other Governmental Approval. All consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the transactions contemplated hereby shall have been obtained.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of such date), and (ii) the Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Material Adverse Effect. There shall not have occurred any event or condition of any kind or character that has had or could be reasonably expected to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect.

(c) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company, their respective properties or any of their respective officers, directors, Affiliates or Subsidiaries (i) by any Person arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or that could give rise to material damages, or (ii) by any Governmental Entity arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement, or that could give rise to material damages.

(d) Third Party Contracts.

(i) The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 7.2(d)(i) hereto.

CONFIDENTIAL

(ii) The Company shall have terminated each of those Contracts set forth on Schedule 7.2(d)(ii) hereto.

(iii) The Company shall have sent the notices set forth on Schedule 7.2(d)(iii) hereto.

(e) Spreadsheet. Parent shall have received the Spreadsheet.

(f) 280G Stockholder Approval. Each Person who might receive any payments and/or benefits referred to in Section 3.11(d) shall have executed and delivered to the Company a 280G Waiver, and such 280G Waiver shall be in effect immediately prior to the Effective Time. With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code (without regard to Subsection (b)(4) thereof) with respect to any Employees, the stockholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner, and Parent and its Subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(g) Payoff Letters and Lien Releases. The Company shall have received a pay-off letter and lien releases (copies of which shall have been provided to Parent), in form and substance reasonably satisfactory to Parent, with respect to all Indebtedness.

(h) Termination of Company Warrants. The Company shall have timely requested that each holder of a Company Warrant exercise its conversion or purchase right in accordance with each agreement evidencing a Company Warrant. Each Company Warrant shall have been so converted or exercised or shall have expired, and Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, to such effect (and the details thereof) signed on behalf of the Company by its secretary and no Company Warrant shall remain in effect.

(i) Resignations. Parent shall have received copies of the resignations, effective as of the Closing, of each director of the Company or any of its Subsidiaries.

(j) Other Agreements. The Pinnacle Debt Settlement Agreement, the Subordinated Debt Settlement Agreement, the DLA Piper Settlement Agreement, the Gravitas Settlement Agreement and the Termination Agreements shall each be in full force and effect as of immediately prior to the Effective Time.

(k) Certificate of the Company. Parent shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing:

(i) the representations and warranties of the Company in this Agreement were true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties

CONFIDENTIAL

were made on and as of such date (other than the representations and warranties of the Company as of a specified date, which were true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of such date);

(ii) the Company has performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing; and

(iii) the conditions to the obligations of Parent and Merger Sub set forth in this Section 7.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(l) Prior to the Effective Time, the Company shall have taken all actions necessary to terminate the Plan, and such termination became effective at or before the Effective Time.

(m) The Lock-Up Agreements with each of the Persons set forth on Schedule 7.2(m) shall each be in full force and effect as of immediately prior to the Effective Time.

7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Merger Sub as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of such date), and (ii) each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Parent. Company shall have received a certificate executed on behalf of Parent by an officer for and on its behalf to the effect that, as of the Closing:

(i) all representations and warranties made by Parent and Merger Sub in this Agreement were true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent and Merger Sub as of a specified date, which were true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of such date); and

(ii) Parent and Merger Sub have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing.

CONFIDENTIAL

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants.

(a) By the Company. The representations and warranties of the Company set forth in this Agreement (including the Disclosure Schedule) or in any certificate or instrument delivered by the Company to Parent pursuant to this Agreement, shall survive until March 31, 2011 (the “Survival Date”). If an indemnification claim is properly asserted in writing pursuant to Section 8.3 in respect of the representations and warranties of the Company set forth in this Agreement prior to the Survival Date of the representation or warranty that is the basis for such claim, then such representation or warranty (and such claim in respect thereof) shall survive beyond the Survival Date until, but only for the purpose of, the resolution of such claim.

(b) By Parent and Sub. The representations and warranties of Parent and Merger Sub set forth in this Agreement or in any certificate or other instrument delivered by Parent or Merger Sub to the Company shall automatically terminate and expire at the Effective Time.

(c) Covenants. All covenants of Parent, Merger Sub or the Company set forth in this Agreement that contemplated performance following the Effective Time shall survive the consummation of the Merger in accordance with their respective terms.

8.2 Indemnification.

(a) Subject to the terms and conditions set forth in this Article VIII, from and after the Effective Time, the Company Stockholders and the Subordinated Note Holders (collectively, the “Indemnifying Parties”) shall indemnify and hold harmless Parent and its officers, directors and other employees, Affiliates, agents and other representatives, including the Surviving Corporation (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) for any Losses paid, payable, suffered or incurred by such Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of arising out of or in connection with:

(i) any breach or inaccuracy of a representation or warranty of the Company set forth in this Agreement (including the Disclosure Schedule) (other than the representations and warranties of the Company set forth in Section 3.25(c)), (A) as of the date hereof, (B) as of the date specified in such representation and warranty as if such representation and warranty had been made on and as of such specified date or (C) as of the Closing Date as if such representation and warranty had been made on and as of the Closing Date, or any breach or inaccuracy of any representation or warranty of the Company set forth in any certificate or other instruments delivered to Parent or Merger Sub (it being understood that, for purposes of any indemnification claim pursuant to this Section 8.2(a)(i), any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded);

(ii) any breach or inaccuracy of a representations and warranties of the Company set forth in Section 3.25(c) (including the Disclosure Schedule) (it being understood that, for purposes of any indemnification claim pursuant to this Section 8.2(a)(ii), any update or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded);

CONFIDENTIAL

(iii) any breach of or failure by the Company to perform or comply with any covenant or other agreement applicable to the Company set forth in this Agreement (including the Disclosure Schedule) or in any certificate or other instruments delivered to Parent or Merger Sub pursuant to this Agreement (it being understood that, for purposes of any indemnification claim pursuant to this Section 8.2(a)(iii), any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded);

(iv) any Indebtedness, Change of Control Payments and Third Party Expenses, if and to the extent that the amount of such Indebtedness, Change of Control Payments and Third Party Expenses exceeds the aggregate dollar amount paid or payable under the Pinnacle Debt Settlement Agreement, the Subordinated Debt Settlement Agreement, the DLA Piper Settlement Agreement, the Gravitas Settlement Agreement and the Termination Agreements;

(v) any (A) inaccuracy in the Spreadsheet, (B) amounts paid to holders of shares of Company Capital Stock, Company Options or Company Warrants in excess of the Merger Consideration to which such holders are entitled in respect of such shares of Company Capital Stock, Company Options or Company Warrants pursuant to this Agreement, and (C) claim made by any Person that such Person is or was entitled (by contract or otherwise) to receive any amount or property in such Person’s capacity (or asserted capacity) as a holder of equity interests in the Company or similar synthetic or contractual interests in excess of the consideration set forth in this Agreement by virtue of or as a result of the Merger;

(vi) any Dissenting Share Payments;

(vii)(A) any fraud in connection with this Agreement or the transactions contemplated hereby, (B) any intentional or willful breach of a representation or warranty set forth in this Agreement (including the Disclosure Schedule) or in any certificate delivered by the Company to Parent pursuant to this Agreement or (C) any intentional willful breach of a covenant set forth in this Agreement (including the Disclosure Schedule) or in any certificate or other instruments delivered to Parent or Merger Sub pursuant to this Agreement (it being understood that, for purposes of any indemnification claim pursuant to this Section 8.2(a)(vii), any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded); and

(viii) any Special Claim (as defined in Schedule 8.2(a)(viii)).

(b) Losses Defined. For all purposes of and under this Agreement, “Losses” shall mean (i) any loss, claim, demand, damage (including any consequential, incidental, indirect, special or punitive damages), deficiency, lost profits, liability, judgment, fine, penalty, diminution in value, cost or expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses), (ii) any and all reasonable fees and costs of enforcing an Indemnified Party’s rights under this Agreement, and (iii) any and all reasonable fees and costs defending any Third Party Claims. For all purposes under Article VIII, any qualifications in the representations, warranties and covenants with respect to a “Company Material Adverse Effect”, materiality, material or similar terms shall be disregarded and will not have any effect with respect to the determination of a breach or inaccuracy in, or the calculation of the amount of any Losses attributable; to a breach of any representation, warranty or covenant of the Company set forth in this Agreement (including the Disclosure Schedule) or in any certificate or other instruments delivered by the Company to Parent or Merger Sub pursuant to this Agreement

CONFIDENTIAL

(c) Threshold Limitation.

(i) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnified Party may recover any Losses pursuant to a claim for indemnification under or pursuant to clause (i) of Section 8.2(a) unless and until the aggregate amount of Losses for which the Indemnified Parties are entitled to indemnification pursuant to clause (i) of Section 8.2(a) exceeds Thirty Thousand ($30,000) (the “Threshold Amount”) at which time the Indemnified Parties shall be entitled to indemnification for the full amount of all such Losses (including the $30,000 referred to in this Section). For purposes of clarity, the Threshold Amount limitation set forth in this Section 8.2(c)(i) shall not apply to any claims under clauses (ii) through (viii) of Section 8.2(a), inclusive.

(d) Indemnity Caps.

(i) Notwithstanding anything to the contrary set forth in this Agreement, if the Merger is consummated, (A) any Earn-Out Shares that have not been issued shall be the Indemnified Parties sole and exclusive security and source of recovery under this Agreement for any claim for indemnification under or pursuant to clauses (i) through (vi), inclusive, and (viii) of Section 8.2(a), other than claims for indemnification arising out of fraud or intentional or willful breach or inaccuracy of a representation or warranty or willful or intentional breach of a covenant set forth herein and (B) the Indemnified Parties shall not be entitled to recover under this Agreement any Losses in respect of any claim for indemnification under or pursuant to clauses (i) through (vi), inclusive, and (viii) of Section 8.2(a), inclusive, in the aggregate, in excess of the Earn-Out Shares other than claims for indemnification arising out of fraud or intentional or willful breach or inaccuracy of a representation or warranty or willful breach of a covenant set forth herein.

(e) No Limitations. Notwithstanding anything to the contrary set forth in this Agreement, (i) nothing set forth in this Article VIII or elsewhere in this Agreement shall limit the liability of the Company, any Company Stockholder, Parent or Merger Sub, as applicable, for any breach of this Agreement if the Merger is not consummated and (ii) nothing set forth in this Article VIII or elsewhere in this Agreement shall limit the liability of any Company Stockholder or any Person for any claim arising out of any fraud committed by such Company Stockholder or Person in connection with this Agreement or the transactions contemplated hereby, or any intentional or intentional or willful breach or inaccuracy of a representation or warranty or intentional or willful breach of a covenant set forth in this Agreement or in any certificate or other instruments delivered to Parent or Merger Sub pursuant to this Agreement.

(f) Pro Rata Contribution. In the event that any Indemnified Party is entitled to recovery directly from the Indemnifying Parties in respect of a claim for indemnification under this Article VIII, then each Indemnifying Party shall be responsible and liable only for its pro rata portion of the amount of such indemnification obligation (based on the maximum number of Earn-Out Shares, if any, that could be issued to such Indemnifying Party pursuant to Section 2.10 in respect of shares of Company Capital Stock or Subordinated Notes owned by such Indemnifying Party as of immediately prior to the Effective Time relative to the aggregate maximum number of Earn-Out Shares that could be issued to all Company Stockholders pursuant to Section 2.10 in respect of shares of Company Capital Stock owned by all Company Stockholders as of immediately prior to the Effective Time).

CONFIDENTIAL

(g) No Right of Contribution. Notwithstanding anything to the contrary set forth in this Agreement, the Charter Documents, or in any agreement between the Company and any Indemnifying Party to the contrary entered into prior to the Effective Time, in no event shall the Surviving Corporation, as the successor in interest to the Company by virtue of the Merger, or Parent, be obligated to reimburse, contribute, indemnify or hold harmless any Indemnifying Party for or in connection with any Losses or obligations of such Indemnifying Party under this Article VIII.

(h) Indemnification Procedures. The Indemnified Parties shall be entitled to the indemnification provided for hereunder even if any of them (i) had knowledge at any time of the matter that is later the subject of a claim for indemnity or (ii) waived any of the conditions set forth in Article VIII. For the avoidance of doubt, the foregoing sentence shall not be construed to give the Indemnified Parties a right to indemnification with respect to matters disclosed on the Disclosure Schedule for which the Indemnified Parties would not otherwise be entitled to be indemnified.

(i) Treatment of Indemnification Payments. All indemnification payments under this Agreement shall be treated as an adjustment to the Merger Consideration.

(j) Valuation of Parent Common Stock. For purposes of determining the value of the Parent Common Stock used to satisfy indemnification claims for Losses under this Article VIII, each share of Parent Common Stock valued at the Earn-Out Price Per Share.

8.3 Claims for Indemnification.

(a) Procedure for Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VIII (other than a Third Party Claim) shall deliver to the Holder Representative a certificate (an “Officer’s Certificate”) signed by any officer of Parent (or another Indemnified Party) (i) stating that Parent (or such other Indemnified Party) has paid, sustained, incurred, or accrued or reasonably anticipates that it will pay, sustain incur or accrue Losses (the aggregate amount of such Losses being referred to as the “Claimed Amount”), (ii) specifying the facts and circumstances pertinent to such claim(s), the individual items of Losses included in the amount so stated and the nature of basis for indemnification to which such item is related, and (iii) demanding payment of the Claimed Amount. Within fifteen (15) days after delivery of such Officer’s Certificate, the Holder Representative shall deliver to the Indemnified Party a written response in which the Holder Representative shall: (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Holder Representative and the Indemnified Party shall execute a written certificate executed by both such parties setting forth their agreement that a number of Earn-Out Shares with a value equal to the Claimed Amount shall be subject to the Right of Set-Off), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case the Holder Representative and the Indemnified Party shall execute a written certificate executed by both such parties setting forth their agreement that a number of Earn-Out Shares with a value equal to the Agreed Amount shall be subject to the Right of Set-Off) or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Holder Representative in such response contests the payment of all or part of the Claimed Amount, then the Holder Representative and the Indemnified Party shall use good faith efforts to resolve such dispute in accordance with Section 8.4(b) hereof.

CONFIDENTIAL

(b) Procedure for Third Party Claims. Except as set forth on Schedule 8.2(a)(viii), all claims for indemnification made under this Agreement resulting from, related to or arising out of a third party claim against an Indemnified Party (a “Third Party Claim”) shall be made in accordance with the following procedures. In the event an Indemnified Party becomes aware of a Third Party Claim which such Indemnified Party reasonably believes may result in a Loss, such Indemnified Party shall promptly notify the Holder Representative of such claim by delivery of an Officer’s Certificate to such Holder Representative. Delay or failure in so notifying the Holder Representative shall relieve the Indemnifying Parties of their obligations under this Article VIII only to the extent, if at all, that such Indemnifying Parties are materially prejudiced by reason of such delay or failure. If there is a Third Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts paid, sustained, incurred or accrued in defense of such Third Party Claim, regardless of the outcome of such Third Party Claim, shall be deemed Losses hereunder. The Indemnified Party shall control the defense of all Third Party Claims. The Holder Representative may participate therein at its own expense. The Indemnified Party shall keep the Holder Representative reasonably advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto.

(c) Resolution of Conflicts. In case the Holder Representative shall object in writing to any claim or claims made in any Officer’s Certificate, the Holder Representative and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within forty five (45) days following the delivery by the Holder Representative of its response to such Officer’s Certificate. If the Holder Representative and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If within forty-five (45) days following the delivery by the Holder Representative of its response such Officer’s Certificate the Holder Representative and the Indemnified Party are unable to agree upon the rights of the respective parties with respect to each of such claims, then either Parent or the Holder Representative may bring suit in the courts identified in Section 10.10 to resolve the matter.

8.4 Earn-Out Arrangements; Method of Recovery. Any and all claims by Indemnified Parties for Losses under this Article VIII shall be satisfied by the Right of Setoff after resolution of any conflicts as provided for in Section 8.3. In the event that any Indemnified Parties’ Loss is satisfied by the Right of Setoff, then the Earn-Out Shares otherwise issuable by Parent to the Indemnifying Parties hereunder shall be irrevocably reduced by the full amount of such Losses and such Earn-Out Shares shall not be issued to the Indemnifying Parties. Any such set-off of the Earn-Out Shares for Losses shall (to the extent of such set-off) satisfy the indemnification obligation in respect of such Loss.

(b) Unresolved Claims. Parent shall not be obligated to issue any Earn-Out Shares pursuant to Section 2.10 with respect to any unsatisfied claims (“Unresolved Claims”) specified in any Officer’s Certificate delivered to the Holder Representative prior to the Survival Date. As soon as any Unresolved Claim has been resolved, the portion of the Earn-Out Shares, if any, necessary to satisfy such Unresolved Claim shall be satisfied by the Right of Setoff, and any remaining portion of the Earn-Out Shares previously held back in respect of such Unresolved and not required to satisfy such Unresolved Claim shall be distributed in accordance with Section 2.10.

CONFIDENTIAL

8.5 Sole and Exclusive Remedy. If the Merger is consummated, the indemnification set forth in this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties for any Losses paid, sustained, incurred or accrued by any of them in connection with this Agreement, the Merger or the transactions contemplated hereby, other than any claims that may be available at law or in equity arising out of fraud or willful misrepresentation in connection with this Agreement or the transactions contemplated hereby.

8.6 Holder Representative.

(a) The Holder Representative shall have and may exercise all of the powers conferred upon him or her it pursuant to this Agreement, which shall include:

(i) The power to execute any agreement or instrument in connection with the transactions contemplated hereby for and on behalf of the Indemnifying Parties;

(ii) The power to give or receive any notice or instruction permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnifying Parties, and each of them (other than notice for service of process relating to any claim, suit or proceeding before a court or other tribunal of competent jurisdiction, which notice must be given to each Indemnifying Party individually, as applicable), and to take any and all action for and on behalf of the Indemnifying Parties, and each of them, under this Agreement or any other such agreement, document or instrument;

(iii) The power (subject to the provisions of this Agreement) to contest, negotiate, defend, compromise or settle any claims for indemnification under this Agreement for which an Indemnified Party may be entitled to indemnification, through counsel selected by the Holder Representative and solely at the cost, risk and expense of the Indemnifying Parties, authorize payment to any Indemnified Party hereunder, or any portion thereof, in satisfaction of any claims for indemnification under this Agreement, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims for indemnification under this Agreement, resolve any claims for indemnification under this Agreement, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Party or necessary in the judgment of the Holder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement;

(iv) The power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Parties;

(v) The power to review, negotiate and agree to and authorize any payments in accordance with this Agreement in satisfaction of any payment obligation, in each case, on behalf of the Indemnifying Parties, as contemplated thereunder;

(vi) The power to waive any terms and conditions of this Agreement providing rights or benefits to the Indemnifying Parties (other than the payment of the Merger Consideration in accordance with the terms hereof and in the manner provided herein); and

CONFIDENTIAL

(vii) The power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Holder Representative reasonably believes are in the best interests of the Indemnifying Parties;

provided, however, that the powers conferred above shall not authorize or empower the Holder Representative to do or cause to be done any of the foregoing (A) in a manner that improperly discriminates between or among the Indemnifying Parties; or (B) as to any matter insofar as such matter relates solely and exclusively to a single Indemnifying Parties, whereupon the Holder Representative may appoint the Indemnifying Party who is alleged to be in breach to handle all matters related to such indemnification claim on behalf of the Holder Representative, and all references to the Holder Representative in this Agreement in such event shall include also such Indemnifying Party. Further, notwithstanding anything herein to the contrary, the Holder Representative shall not be entitled to, and shall not, take any action that would or could (x) result in the amounts payable hereunder to any Indemnifying Party being distributed in any manner other than as set forth in this Agreement, or (y) result in an increase of any Indemnifying Party’s indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations), without (in each case) such Indemnifying Party’s prior written consent.

(b) All decisions and actions by the Holder Representative, including any agreement between the Holder Representative and Parent relating to the defense or settlement of any claims for which the Indemnifying Parties may be required to indemnify Parent pursuant to Article VIII hereof, shall be binding upon all of the Parent Stockholders, and no Parent Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Holder Representative shall not have any liability to any of the parties hereto or to the Indemnifying Parties for any act done or omitted hereunder as Holder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Indemnifying Parties shall jointly and severally indemnify and hold the Holder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Holder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out of pocket costs and expenses and legal fees and other legal costs incurred by the Holder Representative. If not paid directly to the Holder Representative by the Stockholders, such losses, liabilities or expenses may be recovered by the Holder Representative from the shares of Parent Common Stock otherwise distributable to Stockholders (and not distributed or distributable to Parent or subject to a pending indemnification claim of Parent) pursuant to the terms hereof, at the time of distribution.

(d) The Holder Representative shall have full power and authority on behalf of each Indemnifying Party to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Parties under this Article VIII.

(e) By his, her or its approval of the Merger, this Agreement and/or the Subordinated Debt Settlement Agreement, each Indemnifying Party agrees, in addition to the foregoing, that:

(i) Parent and any other Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Holder Representative as to (i) the settlement of any claims for indemnification by Parent or such Indemnified Party pursuant to Article VIII hereof, or (ii) any other actions

CONFIDENTIAL

required or permitted to be taken by the Holder Representative hereunder, and no party hereunder shall have any cause of action against Parent or such Indemnified Party for any action taken by Parent or such Indemnified Party in reliance upon the instructions or decisions of the Holder Representative;

(ii) all actions, decisions and instructions of the Holder Representative shall be conclusive and binding upon all of the Indemnifying Parties and no Indemnifying Party shall have any cause of action against the Holder Representative for any action taken, decision made or instruction given by the Holder Representative under this Agreement, except for fraud or willful misconduct by the Holder Representative in connection with the matters described in this Section 8.6.

(iii) the provisions of this Section 8.6 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement; and

(iv) remedies available at law for any breach of the provisions of this Section 8.6 are inadequate; therefore, Parent shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if Parent brings an action to enforce the provisions of this Section 8.6.

(f) The Holder Representative may resign (upon no less than thirty (30) days prior notice to Parent and each Indemnifying Party. In the event the then-acting Holder Representative shall file a petition for bankruptcy or shall give notice of intent to resign, the Persons to whom a majority in interest of the Earn-Out Shares are issuable pursuant to Section 2.10 or the Subordinated Debt Settlement Agreement shall, by written notice to appoint a successor Holder Representative as soon as practicable, and in no event later than thirty (30) days following such death, permanent disability or notice of intent to resign. In addition, the individual serving as the Holder Representative may be replaced from time to time by the Persons to whom a majority in interest of the Earn-Out Shares are issuable pursuant to Section 2.10 or the Subordinated Debt Settlement Agreement upon not less than ten (10) days prior written notice to Parent and the Persons to whom a majority in interest of the Earn-Out Shares are issuable pursuant to Section 2.10 or the Subordinated Debt Settlement Agreement. Each successor Holder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Holder Representative, and the term “Holder Representative” as used herein shall be deemed to include any such successor Holder Representatives.

(g) The provisions of this Section 8.6 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Stockholder, and any references in this Agreement to an Indemnifying Party or the Indemnifying Parties shall mean and include the successors to the rights of the Stockholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual agreement of Parent and the Company;

CONFIDENTIAL

(b) by Parent, if the Requisite Stockholder Approval has not been obtained by the Company within two (2) hours immediately following the execution and delivery of this Agreement by the parties hereto;

(c) by Parent or the Company, if the Closing Date shall not have occurred by April 1, 2010; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes material breach of this Agreement;

(d) by Parent or the Company, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered, or threatens to enact, issue, promulgate, enforce or enter any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal;

(e) by Parent, if there shall be any statute, rule, regulation, order judgment or decree enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would (i) prohibit Parent’s ownership or operation of any material portion of the business of the Company or any of its Subsidiaries or (ii) compel Parent or the Company to dispose of or hold separate all or any material portion of the business or assets of Parent, the Company or any of their respective Subsidiaries or Affiliates as a result of the Merger;

(f) by Parent, if there shall have occurred any event or condition of any kind or character that has had, or could reasonably be expected to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect;

(g) by Parent, if Parent is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied; or

(h) by the Company, if the Company is not in material breach of any of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 7.3(a) would not be satisfied.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or any of their respective directors, officers or other employees, or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement that occurred prior to its termination; and provided further, however, that, the provisions of Section 6.4 (Confidentiality), Section 6.5 (Public Disclosure), Section 6.10 (Expenses and Fees) and Article X (General Provisions) and this Section 9.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article IX.

CONFIDENTIAL

9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.3, the Company Stockholders agree that any amendment of this Agreement signed by the Holder Representative shall be binding upon and effective against the Company Stockholders whether or not they have signed such amendment.

9.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company and the Holder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.4, the Company Stockholders agree that any extension or waiver signed by the Holder Representative shall be binding upon and effective against all Company Stockholders whether or not they have signed such extension or waiver.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a) If to Parent, Merger Sub or the Company (after the Closing), to:

Solta Medical, Inc.

25881 Industrial Boulevard

Hayward, California 94545

Attention: Stephen J. Fanning

Facsimile No.: (510) 782-2287

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Chris Fennell, Esq.

                  Robert T. Ishii, Esq.

Facsimile No.: (650) 493-6811

CONFIDENTIAL

(b) If to the Company (prior to the Closing), to:

Aesthera Corporation

6634 Owens Drive

Pleasanton, CA 94588

Attention: Chief Executive Officer

with a copy to:

DLA Piper US LLP

555 Mission Street, Suite 2400

San Francisco, CA 94105

Attention: Howard Clowes

Facsimile No.: (415) 659-7410

(c) If to the Holder Representative, to:

Dana Mead

Kleiner Perkins Caufield & Byers

2750 Sand Hill Road

Menlo Park, CA 94025

Facsimile No.: (650) 233-0300

10.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.3 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

10.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Exclusivity Agreement and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

10.5 No Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, other than the Indemnified Parties.

CONFIDENTIAL

10.6 Assignment. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, the Exclusivity Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates provided that Parent remains ultimately liable for all of Parent’s obligations hereunder.

10.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.8 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.9 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware as applied to agreements entered into and performed entirely in the State of Delaware by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

10.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court in the State of Delaware and agrees that any action involving any equitable claim shall be brought exclusively in the Delaware Court of Chancery, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

10.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that each party shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Agreement by any other party and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such non-breaching party may be entitled at law or in equity.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Holder Representative have executed, or caused this Agreement to be executed, all as of the date first written above.

SOLTA MEDICAL, INC.

By:	/s/ Stephen J. Fanning
Name:	Stephen J. Fanning
Title:	President and Chief Executive Officer

APOLLO ATC MERGER CORP.

By:	/s/ John F. Glenn
Name:	John F. Glenn
Title:	Treasurer and Secretary

AESTHERA CORPORATION

By:	/s/ Alon Maor
Name:	Alon Maor
Title:	President and Chief Executive Officer

HOLDER REPRESENTATIVE

By:	/s/ Dana Mead

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

CONFIDENTIAL

Schedule 2.10(c)(i)

Earn-Out Share Issuances*

FIRST, to DLA Piper and Gravitas and the Subordinated Note Holders, pari passu, until they have received a whole number of shares of Parent Common Stock with the value indicated below, in accordance with and pursuant to the DLA Piper Settlement Agreement, the Gravitas Settlement Agreement and the Subordinated Debt Settlement Agreement, respectively:

•	DLA Piper: such amount set forth in a notice delivered to the Company no less than one (1) Business Day prior to the Closing Date;

•	Gravitas: $200,000; and

•	The Subordinated Note Holders, until such time as the aggregate value of shares of Parent Common Stock distributed pursuant to this Article First equals $1,400,000,

it being understood that in no event shall the value of the shares of Parent Common Stock issuable pursuant to this Article First exceed $1,400,000.

SECOND, to Alon Maor, Michael Terner, Eric Sprague and the Subordinated Note Holders, pari passu, in accordance with the following percentages, in accordance with, as applicable, the Termination Agreements and Subordinated Debt Settlement Agreement, until such time as Alon Maor, Michael Terner and Eric Sprague have collectively received such number of shares of Parent Common Stock having a value of $655,000 in the aggregate:

•	Alon Maor: 15.45%

•	Michael Terner: 7.15%

•	Eric Sprague: 2.4%

•	Subordinated Note Holders: 75%

THIRD, to the Subordinated Note Holders.

*	For purposes of this Schedule 2.10(c)(i), each share of Parent Common Stock shall be valued at either the Closing Price Per Share of the Earn-Out Price Per Share, as the case may be, in accordance with Section 2.10(d)(iii) of the Agreement.